Exhibit 4(b)(ii)

AMENDED AND RESTATED
PURCHASE AND SALE AGREEMENT

by and between

BHR TEXAS, L.P.
INTERCONTINENTAL HOTELS GROUP RESOURCES, INC.
CROWNE PLAZA LAX, LLC
HOLIDAY PACIFIC PARTNERS LIMITED PARTNERSHIP
220 BLOOR STREET HOTEL INC.
STAYBRIDGE MARKHAM, INC.

as Seller,

and

HPT IHG-2 PROPERTIES TRUST

as Buyer

February 9, 2005

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

Schedule	Document	Reference Paragraph
A	Definitions

6.1	Closing Procedure	Paragraph 6.1

Seller’s Reps And Warranties

8.1(D)	Pending or Threatened Litigation	Paragraph 8.1(D)

8.1(E)	List of Leases	Paragraph 8.1(E)

8.1(F)	Conditions Materially Affecting The Property	Paragraph 8.1(F)

8.1(G)	Conditions Materially Affecting Utilities And Services	Paragraph 8.1(G)

8.1(H)	Violation of Laws Relating To Zoning, Construction, Health And Fire Safety, Etc.	Paragraph 8.1(H)

8.1(I)	Unpaid (Delinquent) Taxes or Special Assessments	Paragraph 8.1(I)

8.1(K-1)	Hazardous Materials	Paragraph 8.1(K-1)

8.1(M)	Material Defects In Property	Paragraph 8.1(M)

8.1(N)	Unpaid Taxes	Paragraph 8.1(N)

8.1(O)	Unobtained Licenses And Permits	Paragraph 8.1(O)

8.1(R)	Violation Of Laws	Paragraph 8.1(R)

8.1(T)	Material Defaults With Respect To Permitted Title Exceptions	Paragraph 8.1(T)

8.1(W)	Information With Respect To Leases And Ground Leases	Paragraph 8.1(W)

8.1(Z)	Toronto InterContinental Hotel Employment Matters	Paragraph 8.1(Z)

EXHIBITS

Exhibit	Document	Reference Paragraph
A-1	Houston InterContinental Hotel	Schedule A

A-2	Austin, TX InterContinental Hotel	Schedule A

A-3	White Plains Crowne Plaza Hotel	Schedule A

A-4	Redondo Beach Crowne Plaza Hotel	Schedule A

A-5	Los Angeles Crowne Plaza Hotel	Schedule A

A-6	Hilton Head Crowne Plaza Hotel	Schedule A

A-7	Atlanta Airport Holiday Inn Hotel	Schedule A

A-8	Memphis Holiday Inn Hotel	Schedule A

A-9	Anaheim Holiday Inn Hotel	Schedule A

A-10	Anaheim Staybridge Suites Hotel	Schedule A

A-11	Toronto Staybridge Suites Hotel	Schedule A

A-12	Toronto InterContinental Hotel	Schedule A

A-13	General property descriptions, title holder and allocation of purchase price (for all Hotels)	Schedule A, Paragraph 6.2(R), Paragraph 9.1

B-1	Special Warranty Deed	Paragraph 6.2(A)

B-2	Assignment of Ground Lease	Paragraph 6.2(A)

C-1	Bill of Sale (Hotel)	Paragraph 6.2(B)

C-2	Bill of Sale (Personal Property)	Paragraph 6.2(B)

D	Assignment and Assumption of Leases	Paragraph 6.2(C)

E	Assignment of Contracts, Warranties and Other Interests	Paragraph 6.2(D)

F-1	Notice of Sale (to the Tenants)	Paragraph 6.2(E)

F-2	Notice of Assignment (to service contract providers)	Paragraph 6.2(E)

G-1	Non-Foreign Certificate (Domestic)	Paragraph 6.2(F)

G-2	Non-Foreign Certificate (Canadian)	Paragraph 6.2(F)

H	Affidavit of Title	Paragraph 6.2(G)

I	Closing Statement Agreement	Paragraph 6.2(H)

J	Authority Certificate	Paragraph 6.2(I)

K	Certificate of Reaffirmation	Paragraph 6.2(J)

L-1	Tenant Estoppel Certificate	Paragraphs 5.1.9, 6.2(T)

Exhibit	Document	Reference Paragraph
L-2	Landlord Consent and Estoppel Certificate	Paragraph 5.1.9, Paragraph 6.2(R)

L-3	Toronto InterContinental Hotel Consent and Estoppel Certificate	Paragraph 5.1.9, Paragraph 6.2(R)

M	IHG Parent Guaranty	Schedules A, 6.2(P), Schedule A

N	List of Contracts	Schedule A, Paragraph 8.1(E)

O	Reserved

P	Management Agreement	Schedule A, Paragraph 6.2(N), Paragraph 17

Q	HPT Guaranty	Paragraph 6.3(F), Schedule A

R	Amendment to Management Agreement	Paragraph 10.4.2

S	IHG Press Releases/Public Announcements	Paragraph 11.2

T-1	Registrable Form of Transfer of Registered Owner’s interest in the Staybridge Suites Hotel	Paragraph 6.2(A-2)

T-2	Conveyance of Staybridge Markham, Inc.’s Beneficial Interest in the Toronto Staybridge Suites Hotel	Paragraph 6.2(A-2)

T-3	Authorization of Transfer with respect to transfer of Registered Owner’s interest in the Toronto Staybridge Suites Hotel by applicable Canadian Seller	Paragraph 6.2(A-2)

T-4	Registrable Form of Assignment and Assumption Agreement with respect to the Toronto InterContinental Hotel Ground Lease	Paragraph 6.2(A-2)

T-5	Conveyance of 220 Bloor Street Hotel Inc.’s Beneficial Interest under the Toronto InterContinental Hotel Ground Lease	Paragraph 6.2(A-2)

T-6	Authorization and Direction with respect to transfer of Registered Tenant’s leasehold interest in the Toronto InterContinental Hotel Ground Lease	Paragraph 6.2(A-2)

T-7	Assignment and Assumption Agreement with respect to the Toronto InterContinental Hotel Ground Lease	Paragraph 6.2(A-2)

U	GST Indemnity	Paragraph 6.3(G)

V	Ground Leases	Schedule A

W	Reliance Letter	Paragraph 10.1(D)

Exhibit	Document	Reference Paragraph
X	Third Amendment to Management Agreement – Staybridge	Paragraph 6.2(S)

X-1	First Amendment to Management Agreement – Candlewood	Paragraph 6.2(S)

Y	Required Work	Paragraph 5.7

AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

     THIS AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of February 9, 2005, by and between BHR TEXAS, L.P., a Delaware limited partnership, INTERCONTINENTAL HOTELS GROUP RESOURCES, INC., a Delaware corporation, CROWNE PLAZA LAX, LLC, a Georgia limited liability company, HOLIDAY PACIFIC PARTNERS LIMITED PARTNERSHIP, a Delaware limited partnership, 220 BLOOR STREET HOTEL INC., an Ontario corporation, and STAYBRIDGE MARKHAM, INC., an Ontario corporation (such parties are referred to individually and collectively, as the context may require, as “Seller”), and HPT IHG-2 PROPERTIES TRUST, a Maryland real estate investment trust (“Buyer”).

R E C I T A L S:

     WHEREAS, Seller is the owner (or ground lessee, as applicable) of the following hotels: (i) InterContinental Hotel in Houston, Texas, (ii) InterContinental Hotel in Austin, Texas, (iii) Crowne Plaza Hotel in White Plains, New York, (iv) Crowne Plaza Hotel in Redondo Beach, California, (v) Crowne Plaza Hotel in Los Angeles, California, (vi) Crowne Plaza Hotel in Hilton Head, South Carolina, (vii) Holiday Inn Hotel in Atlanta, Georgia, (viii) Holiday Inn Hotel in Memphis, Tennessee, (ix) Holiday Inn Hotel in Anaheim, California, (x) Staybridge Suites Hotel in Anaheim, California, (xi) Staybridge Suites Hotel in Markham, Ontario, Canada, and (xii) InterContinental Hotel in Toronto, Ontario, Canada . The land on which the foregoing hotels are located is more particularly described on Exhibits A-1 through A-12 (collectively, the “Land”);

     WHEREAS, certain summary information for each aforementioned hotel (individually a “Hotel” and collectively, the “Hotels”) is set forth on Exhibit A-13;

     WHEREAS, Buyer desires to acquire the Property from Seller for the aggregate purchase price of Three Hundred Thirty-One Million and No/100 Dollars ($331,000,000.00), subject to the terms and conditions hereinafter set forth (“Aggregate Purchase Price”) and Seller desires to convey the Property to Buyer all upon the terms and conditions hereinafter set forth;

     WHEREAS, Seller and Buyer are parties to that certain Purchase and Sale Agreement dated as of December 17, 2004, as amended as of December 22, 2004, January 14, 2005, January 26, 2005, February 2, 2005 and February 8, 2005 (as amended from time to time, the “Original Agreement”), pursuant and subject to the terms and conditions of which Buyer has agreed to purchase the Hotels from Seller;

     WHEREAS, Seller and Buyer desire to amend and restate the Original Agreement as herein provided; and

     WHEREAS, except as provided herein, Buyer and Seller acknowledge that the Property is to be conveyed in its entirety, in accordance with the terms hereof and individual Hotels may not be excluded from this transaction by either party. Except as provided herein, any termination of this Agreement by Buyer or Seller as provided herein shall be effective as to all the Hotels and all Property.

     NOW, THEREFORE, for and in consideration of the promises, covenants, representations and warranties hereinafter set forth, the sum of Ten Dollars ($10.00) and other good and valuable consideration in hand paid by Seller to Buyer and by Buyer to Seller upon the execution of this Agreement, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree to amend and restate the Original Agreement in its entirety as follows:

     1. Deadlines and Definitions.

          1.1 Deadlines. Wherever used in this Agreement, the following terms shall have the meanings set forth below:

          “Closing Deadline” shall mean:

          (a) Subject to the terms of Paragraph 6, February 23, 2005; and

          (b) with respect to any Hotels not purchased at the time of the initial Closing and the Austin, TX InterContinental Hotel, June 1, 2005 (as such date may be extended pursuant to the terms hereof).

          “Due Diligence Deadline” shall mean February 9, 2005.

          1.2 Definitions. In addition, wherever used in this Agreement, the terms set forth on Schedule A shall have the meanings set forth on Schedule A.

     2. Purchase and Sale. Seller agrees to convey, transfer and assign, and Buyer, and/or its permitted designee, agrees to acquire, accept and assume, the Property, on the terms, conditions and provisions set forth in this Agreement.

     3. Purchase Price. The Aggregate Purchase Price, subject to the prorations and credits set forth herein, shall be $331,000,000.00 and shall be due and payable as follows:

          3.1 Reserved.

          3.2 Purchase Price.

          (a) Subject to the terms hereof, including, without limitation, Paragraph 6, on the applicable Closing Date, Buyer shall pay to Seller the total allocated values of such Hotels as such value is set forth on Exhibit A-13 that are transferred on such date to Buyer, subject to the application of the Deposit (to the extent made hereunder) against the Purchase Price (defined below), and such other credits, prorations and adjustments set forth herein, in cash by federal reserve bank wire transfer to such account and bank as Seller shall designate in writing to Buyer at or prior to Closing. The total value of all the Hotels set forth on Exhibit A-13 is referred to as the “Purchase Price”.

          (b) Buyer shall pay Twenty-Five Million and No/100 Dollars ($25,000,000.00) (“Additional Purchase Price”) to Seller by federal reserve bank wire transfer to such account and bank as Seller shall designate in writing to Buyer in installments as follows: (i)

$10,000,000.00 on December 31, 2005, (ii) $10,000,000.00 on December 31, 2006, (iii) $5,000,000.00 on December 31, 2007.

          3.3 Purchase Price Allocation.

          (a) The Purchase Price shall be allocated among the Real Property and Personal Property for tax and financial accounting purposes in accordance with Exhibit A-13. Buyer and Seller shall file, and shall cause their respective affiliates to file, all tax returns (including amended returns and claims for refunds) and information reports in a manner consistent with such Exhibit A-13.

          (b) Each Seller hereby appoints BHR Texas, L.P., acting by or through any one or more of its duly authorized officers, as their representative (the “Seller Representative”) to act for them with respect to all matters relating to this Agreement, including without limitation (a) waiver of one or more of the conditions set forth in Paragraph 10 and (b) the amendment or modification of this Agreement or any other Closing Document. The appointment of the Seller Representative is coupled with an interest, is irrevocable and shall not be revoked by, and shall survive, the liquidation, dissolution or bankruptcy of any Seller. The Purchase Price and such Additional Purchase Price (after giving effect to all adjustments and allocations as provided for herein) shall be paid to the Seller Representative or as it may direct on behalf of and for the benefit of all Sellers. The Seller Representative in turn will remit to each other Seller hereunder so much thereof as each such other Seller may be entitled. Buyer shall have no responsibility with respect to the allocation of distribution of the Purchase Price or such Additional Purchase Price among or to any Seller except for the payment thereof to the Seller Representative.

     4. Buyer’s Due Diligence and Inspection Rights; Termination Right.

          4.1 Review of Property and Property Documents. Until Closing, and subject to the terms of Paragraph 4.2, Seller shall provide Buyer and Buyer’s Representatives with access to the Property and the Property Documents, wherever located, upon reasonable prior notice at reasonable times during business hours, with the right and license to conduct Due Diligence with respect to the Property. Subject to Paragraphs 7.3 and 7.4, Buyer covenants and agrees that it will inspect the Hotels at its sole cost and expense and will not allow any liens to attach against the Hotels as a result of its Due Diligence. If Buyer or Seller Terminates this Agreement, then upon written request from Seller, Buyer shall endeavor to deliver promptly to Seller (at no cost to Buyer) copies of all Buyer’s Diligence Reports in its possession (except for such materials which Buyer deems confidential or proprietary), but with no liability for the accuracy thereof and no representation that Seller or any other party may rely thereon. Seller represents that it has not altered or intentionally withheld any part of the Property Documents delivered to Buyer.

          4.2 Guidelines for Inspection Rights. Buyer’s rights to conduct Due Diligence shall be subject to the following further requirements: (a) Due Diligence must not unreasonably interfere with the operation or management of the Hotels or unreasonably disturb the rights of guests or Tenants; (b) Buyer must provide Seller with at least twenty-four (24) hours prior written notice of its intent to perform Due Diligence on the Property and Seller shall have the right to have a representative of Seller present during any such entry upon the Property by

Buyer or Buyer’s Representatives; (c) Buyer shall not contact any Tenant, Hotel contractor, Hotel guest, or Hotel employee without Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed; (d) Seller or its designated representative shall have the right to pre-approve (which approval shall not be unreasonably withheld or delayed), and be present during, any physical testing of the Property; (e) Buyer shall immediately return the Property to the condition existing prior to any tests and inspections; (f) Due Diligence activities may not unreasonably affect the appearance of the Hotels in any way; and (g) Buyer may not conduct any invasive sampling, boring, testing, or analysis of soils, surface water or groundwater at the Property without first having obtained prior written approval of Seller, which approval shall not be unreasonably withheld or delayed. Prior to such time as Buyer or any of Buyer’s Representatives enter the Property, Buyer shall (i) obtain policies of general liability insurance which insure Buyer and Buyer’s Representatives with liability insurance limits of not less than $1,000,000 combined single limit for personal injury and property damage and name Seller as an additional insured and which are with such insurance companies, provide such additional coverages with appropriate limits as Seller shall reasonably require, and (ii) provide Seller with certificates of insurance evidencing that Buyer has obtained the aforementioned policies of insurance. Notwithstanding any provision in this Agreement to the contrary, except in connection with the preparation of a so-called “Phase I” environmental report with respect to the Property or the issuance of a standard “zoning letter” with respect to the Property, Buyer shall not contact any governmental official or representative regarding hazardous materials on, or the environmental condition of, the Property, or the status of compliance of the Property with zoning, building code or similar Laws, without Seller’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed.

          4.3 Title and Survey Examination. Seller, on or prior to the Effective Date, delivered to Buyer a copy of Seller’s most recent Survey of the Property and a Title Commitment.

          A. Title and Survey Objections. Buyer shall have until the Due Diligence Deadline to notify Seller in writing of any Title Objections. If Buyer fails to notify Seller of any Title Objections on or before such date, then, notwithstanding any other provisions set forth herein, such failure to notify Seller shall constitute a waiver of such right to object to such matters existing as of the Effective Date and disclosed in the Title Commitment or Survey. Seller shall notify Buyer within three (3) Business Days of its receipt of such notice if Seller has elected to Remove any such Title Objections. If Seller fails to respond within such timeframe, Seller shall be deemed to have declined to remove such Title Objections (other than Required Removal Items). If Seller does not covenant in writing to Buyer that Seller will Remove the Title Objections prior to Closing (other than Required Removal Items), Buyer shall have until the applicable Closing Date to elect in writing, either to (a) Terminate this Agreement, and thereafter the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination, or (b) waive its Title Objections (other than Required Removal Items) and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement. If Buyer fails to give Seller notice of its election by such time, it shall be deemed to have elected to Terminate this Agreement. Any such Title Objection so waived by Buyer shall be deemed to constitute a Permitted Title Exception and the Closing shall occur as herein provided without any reduction of or credit against the Aggregate Purchase Price.

          B. Cure of Title Matters. At Closing, if this Agreement is not Terminated as permitted herein, Seller shall Remove or cause to be Removed any Title Objections to the extent (and only to the extent) that the same constitute Required Removal Items.

          C. Buyer’s Right To Terminate. If Seller fails to Remove any Title Objection (other than Required Removal Items) prior to Closing that it has agreed to remove pursuant to subsection (A) above, then Buyer shall be able to Terminate this Agreement by written notice to Seller on or prior to the Closing Date and thereafter the parties shall have no further rights or obligations hereunder except for those which expressly survive any such termination.

          D. Pre-Closing “Gap” Defects. Whether or not Buyer shall have furnished to Seller any notice of Title Objections before the Due Diligence Deadline, Buyer may at or prior to Closing notify Seller in writing of any defects in the Title Commitment or Survey appearing in the Title Commitment or Survey for the first time at any time after the Effective Date. With respect to any Title Objections set forth in such notice, Buyer shall have the same rights as those which apply to any notice of defects in title resulting from a notice of title defects by Buyer on or before the Due Diligence Deadline and Seller shall have the same rights and obligations to cure the same at or prior to Closing. If necessary, the date for Closing shall be extended by written notice from Seller to Buyer (by not more than fifteen (15) days) to allow Seller to cure such pre-closing “gap” defects.

          4.4 As-Is, Where-Is, With All Faults Sale. (a) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER AT THE CLOSING, SELLER DISCLAIMS THE MAKING OF ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PROPERTY OR MATTERS AFFECTING THE PROPERTY, WHETHER MADE BY SELLER, ON ITS BEHALF OR OTHERWISE INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CONDITION OF THE PROPERTY, TITLE TO OR THE BOUNDARIES OF THE REAL PROPERTY, PEST CONTROL MATTERS, SOIL CONDITIONS, THE PRESENCE, EXISTENCE OR ABSENCE OF HAZARDOUS WASTES, TOXIC SUBSTANCES OR OTHER ENVIRONMENTAL MATTERS, COMPLIANCE WITH BUILDING, HEALTH, SAFETY, LAND USE AND ZONING LAWS, REGULATIONS AND ORDERS, STRUCTURAL AND OTHER ENGINEERING CHARACTERISTICS, TRAFFIC PATTERNS, MARKET DATA, ECONOMIC CONDITIONS OR PROJECTIONS, THE FITNESS OF THE PROPERTY FOR USE AS A HOTEL, THE FINANCIAL PERFORMANCE OR POTENTIAL OF THE PROPERTY AND ANY OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE MARKET AND PHYSICAL ENVIRONMENTS IN WHICH THEY ARE LOCATED. BUYER ACKNOWLEDGES (I) THAT BUYER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OR THAT OF THIRD PARTIES WITH RESPECT TO THE PHYSICAL, ENVIRONMENTAL, FINANCIAL, ECONOMIC AND LEGAL CONDITION OF THE PROPERTY; AND (II) THAT BUYER IS NOT RELYING UPON ANY STATEMENTS, REPRESENTATIONS OR WARRANTIES OF ANY KIND, OTHER THAN THOSE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT TO BE EXECUTED AND DELIVERED TO BUYER AT THE CLOSING, MADE BY SELLER. BUYER FURTHER ACKNOWLEDGES THAT IT HAS NOT RECEIVED FROM OR ON BEHALF OF SELLER ANY ACCOUNTING, TAX,

LEGAL, ARCHITECTURAL, ENGINEERING, PROPERTY MANAGEMENT OR OTHER ADVICE WITH RESPECT TO THIS TRANSACTION AND IS RELYING SOLELY UPON THE ADVICE OF THIRD PARTY ACCOUNTING, TAX, LEGAL, ARCHITECTURAL, ENGINEERING, PROPERTY MANAGEMENT AND OTHER ADVISORS. SUBJECT TO THE PROVISIONS OF THIS AGREEMENT, BUYER SHALL PURCHASE THE PROPERTY IN THEIR “AS IS” CONDITION ON THE CLOSING DATE.

          (b) BUYER ACKNOWLEDGES THAT, TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS PARAGRAPH 4.4 ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION OR ORDER.

          4.5 Termination Right. If Buyer, in its sole and absolute discretion, determines not to proceed with the Transaction or is not satisfied with any matters relating to the Property, Buyer may Terminate this Agreement by written notice to Seller at any time on or prior to the Due Diligence Deadline. If Buyer does not timely exercise such right to Terminate this Agreement, then Buyer shall be deemed to have accepted the condition of the Property (subject to Seller’s compliance with the representations, warranties and covenants of this Agreement, and the conditions set forth in Paragraph 10) and shall thereafter have no right to Terminate this Agreement on account of such Due Diligence termination right under this Paragraph 4.5. If after the Due Diligence Deadline Buyer conducts further Due Diligence, Buyer acknowledges and agrees that Buyer shall have no further right to terminate this Agreement with respect to such further Due Diligence or otherwise in accordance with this Paragraph 4.5 after the Due Diligence Deadline.

     5. Covenants.

          5.1 Seller’s Covenants: Effective Date to Closing Date. Seller agrees that between the Effective Date and the Closing Date (or for such other period as otherwise indicated herein):

               5.1.1 No Alteration of Title. Seller shall not transfer or alter or encumber in any way Seller’s title to the Real Property as it exists as of the Effective Date without written notice to, and the prior written consent of, Buyer. If Buyer fails to object in writing to any such proposed instrument within five (5) Business Days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed instrument. Buyer’s consent shall not be unreasonably withheld or delayed with respect to any such instrument that is proposed by Seller.

               5.1.2 New Leases and Modifications to Existing Leases. If Seller desires to (i) enter into any new Lease or Ground Lease, (ii) cancel, modify, amend, extend or renew any existing Lease, (iii) consent to any assignment or sublease in connection with any Lease or Ground Lease, (iv) accept any prepayment of rent thereunder (more than thirty (30) days in advance), or (v) take any other material action with respect to any Lease or Ground Lease, Seller shall deliver to Buyer written notice of such action, which notice shall contain information regarding the proposed action that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed action. Seller shall not be entitled to take such action without Buyer’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed (and if no response by Buyer is made within five (5) Business Days after Buyer’s receipt of such request and all documents related thereto, such consent shall be deemed to have been granted). Seller shall promptly provide Buyer with true, correct and complete copies of any Lease, modification, or amendment entered into by Seller. Notwithstanding any provision of this Agreement to the contrary, without any requirement for notice or consent from Buyer, Seller may, but shall not be obligated to, take any action with respect to any Lease that the Manager may, without the consent of Owner, take under the Management Agreement as if it had been in effect in its current form as of the Effective Date.

               5.1.3 Contracts. If Seller desires to (i) enter into any new Contracts, (ii) cancel, modify, amend, extend or renew any existing Contracts, (iii) waive any default under or accept any surrender of any Contracts, or (iv) take any other material action with respect to any Contract, Seller shall deliver to Buyer written notice of such action, which notice shall contain information regarding the proposed action that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed action. Except for Contracts that can be terminated, without penalty, upon thirty (30) days (or less) written notice from the owner of the Property, Seller shall not be entitled to take such action without Buyer’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed (and if no response by Buyer is made within five (5) Business Days after Buyer’s receipt of such request and all documents related thereto, such consent shall be deemed to have been granted); upon delivery of such written consent, such Contract or modification thereof shall thereupon be included within the definition of “Contracts” set forth herein. Seller shall promptly provide Buyer with true, correct and complete copies of any Contract, modification, or amendment entered into by Seller. Notwithstanding any provision of this Agreement to the contrary, without any requirement for notice or consent from Buyer, Seller may, but shall not be obligated to, take any action with respect to any Contracts that the Manager may, without the consent of Owner, take under the Management Agreement as if it had been in effect in its current form as of the Effective Date.

               5.1.4 Reserved.

               5.1.5 Tax Appeals. Seller, or Manager on its behalf, shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Property due and payable during the Closing Tax Year and all prior Tax Years. Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Property due and payable during all Tax Years subsequent to the Closing Tax Year. All real estate and personal property tax refunds and credits received after Closing with respect to the Property for the Closing Tax Year shall be applied in accordance with the terms and provisions of the Management Agreement. Buyer and Seller agree to cooperate with each other and to execute any and all documents reasonably requested in furtherance of the foregoing. The provisions of this Paragraph 5.1.5 shall survive the Closing. Notwithstanding the foregoing, Seller shall not conduct any such contest unless the requirements applicable to the Manager’s ability to make a similar contest under the Management Agreement are satisfied as if it had been in effect in its current form as of the Effective Date.

               5.1.6 Personal Property. Seller shall not remove any of the Personal Property, Leases, Contracts or Other Interests from the Real Property nor use any of the Personal Property prior to the Closing Date except such use thereof as is normal and customary in the operation and maintenance of the Property.

               5.1.7 Intellectual Property. In the absence of an express assignment of any Leases, licenses, permits, Contracts, or Other Interests, no Leases, licenses, permits, Contracts, or Other Interests shall be transferred or assigned to Buyer at Closing. Buyer also acknowledges that Seller and the Seller Parties are subject to the Management Agreement, retaining all right, title and interest in and to all their respective intellectual property rights that may be used within or comprise any part of the Property except as may be specifically licensed to Buyer pursuant to a separate license agreement with Seller or in accordance with the terms of the Management Agreement.

               5.1.8 Liquor License. The liquor licenses for the Hotels are personal to Seller and will not be assigned to Buyer except to the extent required by law for the Hotels to continue to have such licenses. Manager will be responsible for applying for and obtaining any liquor licenses for the Property from the applicable local and/or provincial and state authorities and otherwise be liable for and conduct in accordance with applicable law all liquor operations at the Property on and after the Closing Date in accordance with the terms and provisions of the Management Agreement.

               5.1.9 Tenant Estoppels; Ground Lease Estoppels. Seller shall use reasonable efforts to obtain from each tenant under the Leases an estoppel certificate duly executed by and delivered by such tenant in the form of Exhibit L-1 with respect to each of the Leases (the “Estoppel Certificate”) and as otherwise required pursuant to the terms of such Leases. Seller shall use reasonable efforts to obtain, and subject to the provisions of Paragraph 6.2(R), (a) from each ground lessor under the Ground Leases (other than with respect to the Ground Lease relating to the Toronto InterContinental Hotel) an estoppel certificate duly executed and delivered by such lessor in the form of Exhibit L-2, and as otherwise required pursuant to the terms of such Ground Leases; and (b) with respect to the Ground Lease relating to the Toronto InterContinental Hotel from the ground lessor thereunder a consent and estoppel certificate duly executed and delivered by such ground lessor in the form of Exhibit L-3, or such other form satisfactory to Buyer acting reasonably (collectively, the “Ground Lease Estoppel Certificate”).

               5.1.10 Change in Brands. Seller shall not change, and it shall cause its affiliates not to change, the Brand (as defined in the Management Agreement) now in effect with respect to any Hotel.

               5.1.11 Reserved.

               5.1.12 Seller’s Actions. Seller shall use reasonable efforts prior to the applicable Closing Date to satisfy all of the closing conditions set forth in Paragraphs 10.1 (H) and (I) and 10.4.3 and otherwise cooperate with Buyer to complete any documentation required to effectuate the matters contained therein.

          5.2 Seller’s Covenants After the Closing Date. On and after the Closing Date, Seller agrees that it shall, or cause its affiliates to, do the following:

               5.2.1 Capital Expenditures. On or before the fifth anniversary of the Initial Closing Date, Seller shall undertake (and/or cause PR Seller to undertake), Capital Replacements (as such term is used in either the Management Agreement or the PR Lease, as the case may be) equal to or in excess of $25,000,000 in the aggregate, net of any applicable goods and services tax or any similar value added tax that is refundable (but not net of any nonrefundable sales taxes), at one or more of the Hotels (or at the PR Hotel) pursuant to a “scope of work” report prepared by Seller and delivered to Buyer prior to such expenditures, such work to be determined in Seller’s discretion and otherwise subject to the Management Agreement and the PR Lease other than the requirement that such work be set forth in any Capital Replacements Budget (delivered pursuant to the Management Agreement) or the FF&E Estimate (delivered pursuant to the PR Lease). Any default of Buyer in funding its obligations under Paragraph 3.2(b) shall suspend Seller’s obligations under this Paragraph 5.2.1 for so long as such default continues.

               5.2.2 Furniture, Fixture and Equipment Percentage. Seller shall, and shall cause its affiliates to, comply with Section 5.2(g) of the Management Agreement.

               5.2.3 Reserved.

          5.3 Bulk Sales. Buyer waives compliance by the Canadian Sellers with the provisions of the Bulk Sales Act (Ontario). The applicable Canadian Sellers shall indemnify and hold Buyer and its shareholders, directors, officers, employees, agents and representatives harmless of and from, and will pay for any loss, liability, damage or expense (including legal fees and expenses) suffered by, imposed upon or asserted against it or any of them as a result of, in respect of, connected with, or arising out of, under, or pursuant to the failure of the parties to comply with the Bulk Sales Act (Ontario) in respect of the transaction of purchase and sale contemplated under this Agreement relating to the Toronto InterContinental Hotel or Toronto Staybridge Suites Hotel, as applicable.

          5.4 Approvals and Notifications. Each of Buyer and Seller, as applicable, will, as promptly as practicable after the execution of this Agreement (i) make, or cause to be made, all such filings and submissions to any Governmental Authority as may be required or desirable (in Buyer or Seller’s respective discretion) to consummate the purchase and sale of the Property in accordance with the terms of this Agreement, and (ii) use its commercially reasonable efforts to take, or cause to be taken, all other actions which are necessary or advisable (in Buyer or Seller’s respective discretion) in order for Buyer or Seller to fulfill its obligations under this Agreement. Each of Buyer and Seller will coordinate and cooperate with the other in exchanging such information and supplying such assistance as may be reasonably requested in connection with the foregoing including, without limitation, providing copies of notices and information supplied to or filed with any Governmental Authority (except for notices and information which Buyer or Seller, as the case may be, acting reasonably, considers highly confidential and sensitive which may be filed on a confidential basis, but which may be shared with Buyer’s or Seller’s, as the case may be, outside legal counsel or as otherwise provided in

Paragraph 11.2 or which constitute Confidential Materials), and all notices and correspondence received from any Governmental Authority.

          5.5 Reserved.

          5.6 Reserved.

          5.7 Required Work. Seller shall within twenty four (24) months of the initial Closing Date:

          (a) (i) address the property conditions described as an “immediate need” in the property condition reports prepared by ATC Associates, Inc. and attached hereto as Exhibit Y, and (ii) mitigate the effects of moisture related issues within the “mold sensitive” areas identified in the reports by ATC Associates, Inc., for the Hilton Head Crowne Plaza Hotel, Austin, TX InterContinental Hotel, the Houston InterContinental Hotel or the PR Hotel;

          (b) Seller agrees to complete, or cause to be completed, all projects actually in process and identified in the property condition reports prepared by ATC Associates, Inc. for the Hilton Head Crowne Plaza Hotel, White Plains Crowne Plaza Hotel or the PR Hotel; and

Seller shall be entitled to use the $25,000,000.00 allocated for capital expenditures in Paragraph 5.2.1 to satisfy its obligations set forth in this Paragraph.

     6. Closing. Subject to the satisfaction (or waiver) of the conditions precedent set forth in Paragraphs 10.1 and 10.2 with respect to all Hotels, with respect to the Austin, TX InterContinental Hotel, Paragraph 10.4, and with respect to the Atlanta, Airport Holiday Inn Hotel, Paragraph 10.5, the time and place of initial Closing shall be held at 9:00 a.m. eastern standard time at or through the offices of Buyer’s attorneys on the Closing Date specified by Buyer to Seller on not less than five (5) Business Days’ prior written notice or such other time and location mutually agreed to by the parties. Buyer shall have the right to extend the Closing Deadline by exercising the Extension Option (with respect to all Hotels, other than the Austin, TX InterContinental Hotel). The term, “Extension Option” as used herein shall mean the option of Buyer to extend the Closing Deadline through March 31, 2005 upon (i) giving the Seller written notice of the exercise of such option not less than five (5) Business Days prior to the applicable Closing Deadline, and (ii) posting the Deposit in accordance with the terms of Paragraph 18.

          6.1 Closing Mechanics. Closing shall be conducted through escrow with the Closing Agent using an escrow procedure mutually acceptable to both Seller and Buyer, or, if either Buyer or Seller determines in good faith that such an escrow Closing is not practical, through a so-called “New York style” closing (in which authorized representatives of Seller and Buyer attend the Closing). Seller and Buyer agree to execute and deliver into escrow on the day prior to the Closing Date (or, if applicable, execute at a “pre-closing” at 10:00 a.m. eastern standard time on the last Business Day prior to the Closing Date but not deliver until the “New York style” closing) all Closing Documents with funding and release to occur on the Closing Date. Upon Closing, Buyer shall deliver to Seller the total allocated value of the Hotels being purchased on such date (as such value is set forth on Exhibit A-13 hereof) and the other items required of Buyer as elsewhere set forth herein, and Seller shall deliver to Buyer possession of the Property, subject only to the Permitted Title Exceptions, and the other items required of Seller as elsewhere set forth herein. Notwithstanding anything contained in this Agreement to the contrary, including Paragraph 10, Buyer and Seller agree that the initial Closing hereunder and the consummation of the transaction under the PR Stock Agreement shall occur in accordance with the procedure set forth in a separate letter agreement duly executed and delivered by each such party in connection with the initial Closing.

          6.2 Seller’s Deliveries. At Closing, Seller shall deliver or cause to be delivered to Buyer, or, at Buyer’s direction, the Manager, the following (each of which shall be in form and substance reasonably satisfactory to Buyer):

          A. Deed or Assignment of Ground Lease. A Special Warranty Deed (or Canadian equivalent) in the form of Exhibit B-1 for the Real Property owned in fee by Seller (or in such form as may be customary for use in such jurisdiction and otherwise acceptable to Buyer) and an Assignment of Ground Lease in the form of Exhibit B-2 for the Real Property leased by Seller, except the Toronto InterContinental Hotel and the Toronto Staybridge Suites Hotel, for which the transfer, Assignment of Ground Lease and the related documentation with respect to the transfer of the legal and beneficial interests in such Real Property shall be in the forms prescribed in Paragraph 6.2(A-2) herein (or in such form as may be customary for use in such jurisdiction and otherwise acceptable to Buyer). Buyer shall not receive a Ground Lease Assignment with respect to the Ground Lease (the “LAX Ground Lease”) relating to the Los Angeles Crowne Plaza Hotel from Koar International Airport Center Investment Partnership.

          A-2. Transfers and Assignments Regarding Canadian Hotels. With respect to the Toronto Staybridge Suites Hotel (i) a registrable form of transfer of InterContinental Hotels Group (Canada) Inc.’s registered legal interest in the subject Real Property to a New Brunswick nominee corporation to be designated by Buyer (the “Nominee”), in the form of Exhibit T-1; (ii) a conveyance of Staybridge Markham, Inc.’s beneficial interest in the subject Real Property to Buyer in the form of Exhibit T-2; and (iii) an Authorization and Direction from Staybridge Markham, Inc. to InterContinental Hotels Group (Canada) Inc. authorizing the transfer of its legal interest in the subject Real Property to Buyer in the form of Exhibit T-3. With respect to the leasehold interest under the Ground Lease of the underlying Real Property comprising the Toronto InterContinental Hotel (i) a registrable form of Assignment and Assumption Agreement by and between Inter-Continental Holdings (Canada) Inc. and the Nominee in the form of Exhibit T-4; (ii) a conveyance of 220 Bloor Street Hotel Inc.’s beneficial interest under the aforementioned Ground Lease to Buyer in the form of Exhibit T-5; (iii) an Authorization and Direction from 220 Bloor Street Hotel Inc. to Inter-Continental Holdings (Canada) Inc. authorizing the assignment of its registrable interest under the Lease to the Nominee in the form of Exhibit T-6; and (iv) an Assignment and Assumption Agreement among City of Toronto, Buyer, 220 Bloor Street Hotel Inc. and Inter-Continental Holdings (Canada) Inc. as contemplated in the aforementioned ground lease, in the form of Exhibit T-7 (and Buyer agrees to execute and deliver all of such documents on Closing each of which shall be substantially in the form attached hereto or as otherwise satisfactory to Buyer acting reasonably). Each of the foregoing agreements shall be duly executed and delivered by Seller.

          B. Bill of Sale. A Bill of Sale for each Hotel and certain Personal Property related thereto substantially in the forms of Exhibit C-1 and Exhibit C-2, duly executed and delivered by Seller.

          C. Statutory Declarations. (i) A Statutory Declaration concerning certain PPSA registrations affecting the Toronto InterContinental Hotel and the Toronto Staybridge Suites Hotel, duly executed and delivered by an authorized officer of InterContinental Hotels Group (Canada), Inc.; and (b) a certificate of Inter-Continental Holdings (Canada) Inc. describing certain transactions occurring in 2004 resulting in 220 Bloor Street Hotel Inc. and Inter-Continental Holdings (Canada) Inc. holding beneficial and registered legal title to the leasehold interest under the Ground Lease of the underlying Real Property comprising the Toronto InterContinental Hotel, duly executed and delivered by InterContinental Holdings (Canada) Inc., each such Statutory Declaration to be in form and substance satisfactory to Buyer.

          D. Reserved.

          E. Notices of Assignment and Assumption. If applicable, a written notice to the tenant under a Lease stating that such Lease has been transferred to Buyer, such notice to be in the form of reasonably agreed to by the parties, duly executed and delivered by Seller (the “Tenant Notice”).

          F. Withholding and Tax Certificates. For each Seller, regarding all Hotels in the United States owned by it, a certificate duly executed and delivered by the applicable Seller, in the form of Exhibit G-1 with respect to Section 1445 of the Code stating whether or not Seller is a foreign person as defined in said Section 1445 and applicable regulations thereunder, and regarding all Hotels owned by each Canadian Seller in Canada, a statutory declaration duly executed and delivered by the applicable Seller in the form of Exhibit G-2 with respect to Section 116 of the Income Tax Act (Canada) stating whether or not the Canadian Seller is a non-resident of Canada within the meaning of said Section 116.

          G. Affidavit of Title/Gap Indemnity. An Affidavit of Title for each Hotel duly executed and delivered by Seller with respect to liens and title matters in substantially the form of Exhibit H, or in such other form as may be required by the Title Company.

          H. Closing Statement. A Closing Statement Agreement in the form of Exhibit I attached hereto and incorporated herein by this reference. Seller and Buyer shall authorize and instruct the Closing Agent to file, as the “reporting person,” Internal Revenue Service Form 1099-B (“Proceeds from Real Estate, Broker, and Barter Exchange Transactions”), if and as required by Section 6045(d) of the Code.

          I. Evidence of Authority. For each entity holding title to the Hotels and the Manager, evidence that Seller and the Manager have the requisite power and authority to execute and deliver, and perform under, this Agreement and all Closing Documents, consisting of a certificate of an Assistant Secretary of Seller and/or Manager, as the case may be, and duly executed and delivered by such Assistant Secretary, with respect to the authority to act on behalf of Seller or Manager of the individual executing on behalf of Seller or Manager all documents contemplated by this Agreement, in the form of Exhibit J.

          J. Reaffirmation. A reaffirmation of the representations, warranties and covenants set forth herein in the form of Exhibit K duly executed and delivered by Seller.

          K. Transfer Tax Declaration. If applicable, a duly completed real estate transfer tax declaration or return.

          L. Delivery of Keys and Property Documents. The Property Documents and all keys to the Property or any portion thereof.

          M. Opinions. One or more written opinions from counsel to Seller in customary form and substance reasonably satisfactory to Buyer, regarding the authorization, execution, delivery and enforceability of the (i) Management Agreement, (ii) IHG Parent Guaranty, and (iii) such other opinions as may be reasonably required by Buyer.

          N. Management Agreement. The Management Agreement in the form attached hereto as Exhibit P, duly executed and delivered by Manager.

          O. Retail Sales Tax Clearance Certificates. Certificates of payment issued by the Minister of Revenue of Ontario under Section 6 of the Retail Sales Tax Act (Ontario) to the effect that all requisite taxes under such Act and similar legislation relating to the Toronto InterContinental Hotel and the Toronto Staybridge Suites Hotel (other than relating to the conveyance and transfer of the Hotels to the Buyer) have been paid by the applicable Canadian Seller.

          P. IHG Parent Guaranty. The IHG Parent Guaranty in the form attached hereto as Exhibit M, duly executed and delivered by IHG.

          Q. Other Instruments. Such other instruments or documents as may be reasonably requested by Buyer or the Title Company, or reasonably necessary, to effect or carry out the purposes of this Agreement, subject to Seller’s prior approval thereof, which approval shall not be unreasonably withheld or delayed.

          R. Ground Lease Consent and Estoppel. A Ground Lease Estoppel Certificate and Consent to Assignment of Ground Lease, duly executed by the respective lessor in the form of Exhibit L-2 with respect to each of the Ground Leases and in the form of Exhibit L-3 with respect to the Ground Lease relating to the Toronto InterContinental Hotel or in such other form as Buyer and Seller may agree; and provided however, to the extent that Seller is unable or fails to deliver a Ground Lease Estoppel Certificate relating to a Property (such Property being referred to as “GL Property”), Seller shall have the right to delay the transfer of such GL Property to Buyer through June 1, 2005 in order to satisfy such condition. In the event such Closing with respect to the GL Property occurs on a date other than the Closing Date, the parties shall agree to amend the Management Agreement to subject such GL Property to the terms thereof in a manner consistent with the proposed modifications thereto regarding the addition of the Austin, TX InterContinental Hotel Property on a date other than the Initial Closing Date. After June 1, 2005, to the extent that Seller is unable or fails to satisfy the foregoing condition, Buyer, as its sole remedy, shall have the right to Terminate this Agreement as to such GL

Property, and to the extent applicable, the Purchase Price hereunder shall be adjusted in accordance with the allocated value for such Hotel as set forth on Exhibit A-13.

          S. Amendments to Other Management Agreements. The Third Amendment to Management Agreement dated as of the Initial Closing Date between InterContinental Hotel Group Resources, Inc. (“Staybridge Manager”) and HPT TRS IHG-1, Inc. (“TRS-1”) in the form attached hereto as Exhibit X, duly executed and delivered by Staybridge Manager and which amends that certain Management Agreement, dated as of July 1, 2003 (as amended from time to time), between Staybridge Manager and TRS-1; and the First Amendment to Management Agreement dated as of the Initial Closing Date between Staybridge Manager and TRS-1 in the form attached hereto as Exhibit X-1, duly executed and delivered by Staybridge Manager and which amends that certain Management Agreement, dated as of October 27, 2003, between Candlewood Manager and TRS-1 (such amendments being collectively referred to as “Other Management Agreement Amendments”).

          T. Tenant Estoppel Certificates. Tenant Estoppel Certificates from each of the tenants under the Leases to the extent received by Seller.

          U. Reserved.

          V. Post-Closing Agreement. A Post-Closing Agreement dated the applicable Closing Date in the form reasonably agreed to by the parties hereto, duly executed by Seller.

          6.3 Buyer’s Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

          A. Net Purchase Price. The net Purchase Price due at Closing under this Agreement for the Hotel or Hotels being transferred on such applicable date.

          B. Opinions. One or more written opinions from counsel to Buyer in customary form and substance reasonably satisfactory to Seller, regarding the authorization, execution, delivery and enforceability of the (i) Management Agreement, (ii) HPT Guaranty, and (iii) such other opinions as may be reasonably required by Seller.

          C. Closing Document Counterparts. Executed counterparts of any of the Closing Documents described in Paragraph 6.2 which are to be signed by Buyer.

          D. Management Agreement; Amendments to Other Management Agreements. Executed counterparts of the (a) Management Agreement described in Paragraph 6.2(N) signed by Buyer, and (b) the Other Management Agreement Amendments described in Paragraph 6.2(S) above, in each case duly executed and delivered by TRS-1.

          E. Other Instruments. Such other instruments or documents as may be reasonably requested by Seller or the Title Company, or reasonably necessary, to effect or carry out the purposes of this Agreement, subject to Buyer’s prior approval thereof, which approval shall not be unreasonably withheld or delayed.

          F. HPT Guaranty. The HPT Guaranty in the form attached hereto as Exhibit Q duly executed and delivered by HPT.

          G. GST Indemnity. The GST certificate and indemnity contemplated by Paragraph 7.5.3 in the form of Exhibit U.

     7. Prorations, Credits and Closing Costs.

          7.1 Proration Items.

          (a) At the Closing, the following adjustments and prorations shall be computed as of 12:01 a.m. (local time at each Property) on the Closing Date (“Apportionment Time”). All items of revenue, cost and expense with respect to the period prior to the Apportionment Time shall be for the account of Seller. All revenues attributable to guests of the Hotels for the night prior to the Closing Date shall be for the account of Seller. All items of revenue, cost and expense of such Property with respect to the period from and after the Apportionment Time shall be for the account of Buyer or its designee. All adjustments and prorations shall be on an accrual basis in accordance with generally accepted accounting principles. Seller or its designee shall be entitled to receive any refunds of any taxes (real, personal or sales) for any periods prior to Closing, regardless of when received.

          (b) At the Closing, a fair and reasonable estimated accounting of all adjustments and prorations shall be performed and agreed to by Seller and Buyer. Subsequent final adjustments and payments (the “True-up”) shall be made in cash or other immediately available funds as soon as practicable after the Closing Date for the Property based upon an accounting performed by the Seller and acceptable to Buyer. In the event the parties have not agreed with respect to the adjustments required to be made pursuant to this Paragraph 7.1 upon application by any such party, a certified public accountant reasonably acceptable to the parties hereto shall determine any such adjustments which have not theretofore been agreed to by the parties hereto. The charges for such accountant shall be borne equally by the parties to such disputed adjustment. All adjustments to be made as a result of the final results of the True-up shall be allocated as set forth above to the party entitled to such adjustment within thirty (30) days after the final determination thereof. The provisions of Paragraph 7 shall survive the Closing. Notwithstanding anything contained herein to the contrary, any amounts owed to Seller under this Paragraph 7 shall not be paid to Seller. Rather all such amounts shall be credited to Manager’s contribution to Initial Working Capital under the Management Agreement.

          7.2 Closing Statement and Schedules. On or before five (5) days prior to the Closing Date, Seller shall deliver to Buyer a current schedule of the items and amounts to be prorated or credited as set forth in this Paragraph 7, and a draft closing statement for the Transaction.

          7.3 Seller’s Closing Costs. Seller shall pay the following: (a) the fees and expenses of Seller’s attorneys, (b) the costs (including recording costs) of any cure of title defects required of Seller hereunder, (c) the commission due any broker retained by Seller, (d) one half of all escrow agent fees (if any are charged in connection with this Transaction), (e) one half of costs and expenses and premiums in connection with the preparation of the Title Reports and the issuance of the Title Policies (including all endorsements reasonably requested by Buyer), (f) one half of all recording charges due on recordation of any Closing Documents, (g) one half of the costs and expenses of the Surveyor to prepare the Survey, (h) one half of all of the costs of transfer, documentary, excise, recording, sales or other nonrefundable taxes or assessments imposed by virtue of the Transaction, including, without limitation, any Ontario retail sales tax (“RST”) imposed pursuant to the Retail Sales Tax Act (Ontario) and any Ontario land transfer tax (“LTT”) imposed pursuant to the Land Transfer Tax Act (Ontario), provided Buyer shall provide reasonable cooperation to Seller in reducing the total amounts described herein, (i) one half of the cost and expense of any local counsel mutually retained by Buyer and Seller in any jurisdiction where a Property is located including counsel located in Texas previously retained by Buyer prior to the Effective Date with respect to zoning matters and one-half the cost of counsel retained by the trustee in connection with the industrial revenue bond structure for the Atlanta Airport Holiday Inn Hotel, (j) one half of the costs and expenses of all environmental and engineering reports regarding any Property furnished to Buyer and any recommended and/or follow-up studies required or suggested thereby or as otherwise heretofore requested by Buyer in connection with its Due Diligence hereunder, and (k) one half of the costs of any zoning reports or related zoning due diligence studies requested by Buyer in connection with its Due Diligence hereunder.

          7.4 Buyer’s Closing Costs. Buyer shall pay the following: (a) except as otherwise provided herein, the costs of Buyer’s Due Diligence, (b) one half of the costs and expenses of all environmental and engineering reports regarding any property furnished to Buyer and any recommended and/or follow-up studies required or suggested thereby or as otherwise heretofore requested by Buyer in connection with its Due Diligence hereunder, (c) the fees and expenses of Buyer’s attorneys, (d) the commission due any broker retained by Buyer, (e) all lenders’ fees related to any financing to be obtained by Buyer; (f) one half of all recording charges due on recordation of any Closing Documents, (g) one half of all escrow agent fees (if any are charged in connection with this Transaction), (h) one half of the costs and expenses from the Title Company to prepare the title reports, (i) one half of the costs, expenses and premiums for the Title Commitment and Title Policy (including all endorsements reasonably requested by Buyer), (j) one half of the costs and expenses of the Surveyor to prepare the Survey, (k) one half of all costs of all transfer, documentary, excise, recording, sales or other nonrefundable taxes or assessments imposed by virtue of the Transaction, including, without limitation, any RST imposed pursuant to the Retail Sales Tax Act (Ontario) and any LTT imposed pursuant to the Land Transfer Tax Act (Ontario), provided that Seller shall provide reasonable cooperation to Buyer in reducing the total amounts described herein, (l) one half of the cost and expense of any local counsel mutually retained by Buyer and Seller in any jurisdiction where a Property is located and counsel located in Texas previously retained by Buyer prior to the Effective Date with respect to zoning matters, and one half the cost of counsel retained by the trustee in connection with the industrial revenue bond structure for the Atlanta Airport Holiday Inn, and (m) one half of the costs of any zoning reports or related zoning due diligence studies requested by Buyer in connection with its Due Diligence hereunder.

          7.5 Canadian Taxes.

               7.5.1 Payment of RST and LTT. Payments of RST, LTT and other nonrefundable taxes pursuant to Paragraph 7.3(h) or Paragraph 7.4(k) shall be made by Seller and/or Buyer, as applicable, directly to the relevant tax authority (such payments to be remitted by Buyer’s solicitors, in the case of amounts due upon registration of transfer of the Toronto Hotels), and Buyer and Seller, as applicable, shall provide evidence thereof satisfactory to each other.

               7.5.2 Liability for GST. Subject to Paragraphs 7.5.3 and 7.5.4, Buyer shall pay, in addition to the Purchase Price, all goods and services tax (“GST”) imposed pursuant to the Excise Tax Act (Canada) that is applicable to the sale and transfer of the Toronto InterContinental Hotel and Toronto Staybridge Suites Hotel and the other Property relating thereto (the “Canadian Property”) to the Canadian Seller, if any, on Closing by certified cheque or bank draft, and Manager shall, pursuant to its obligations under the Management Agreement to contribute amounts to the Working Capital for the Hotels, provide for the funding of such GST to the extent such GST relates to property transferred to the Owner (as defined in the Management Agreement).

               7.5.3 Exception for GST on Realty. Buyer shall not be required to pay GST to the Canadian Seller in accordance with Paragraph 7.5.2 on the sale and transfer of any real property (namely, the Toronto InterContinental Hotel and Toronto Staybridge Suites Hotel but excluding the Property relating thereto) if Buyer provides the Canadian Seller on or before the Closing Date with a certificate of Buyer, in a form reasonably acceptable to the Canadian Seller, confirming among other things that Buyer is registered for the purposes of the Excise Tax Act (Canada) on the Closing Date; that Buyer is holding the Canadian Property for its own account and not in trust for or as agent for another party; and an indemnity whereby Buyer agrees to indemnify and save harmless the applicable Canadian Seller from and against any and all losses, costs, damages and liabilities that may be suffered or incurred by the applicable Canadian Seller as a result of Buyer’s failure to register for the purposes of the GST imposed under the Excise Tax Act (Canada) or Buyer’s failure to perform its obligations under such Act in connection with the purchase of the Canadian Property.

               7.5.4 Exception for GST on Personalty. The parties hereto will use their commercially reasonable efforts in good faith to minimize (or eliminate) any taxes payable under the Excise Tax Act (Canada) in respect of the Closing by, among other things, making such elections and taking such steps as may be provided for under that Act (including, for greater certainty, making a joint election in a timely manner under Section 167 of that Act) if such elections are applicable to the transactions contemplated herein and as may reasonably be requested by Buyer in connection with the Closing and acceptable to the Canadian Sellers in their sole discretion, acting reasonably. Should the parties agree to make the election under Section 167 of the Excise Tax Act, Buyer shall indemnify and hold Seller harmless in respect of any GST, penalties, interest and other amounts which may be assessed against Seller as a result of the transaction under this Agreement or any portion thereof not being eligible for such election or as a result of Buyer’s failure to file the election within the prescribed time.

     8. Representations and Warranties.

          8.1 Seller’s Representations and Warranties. To induce Buyer to enter into this Agreement, Seller covenants, represents and warrants to Buyer as follows:

          A. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority under the laws of such jurisdiction and its respective charter documents to enter into and perform its obligations under the Closing Documents and to consummate the transactions contemplated thereby. Seller is duly qualified to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where such failure to qualify would not have a material adverse effect on Seller or the transactions contemplated hereby.

          B. Seller has taken (or will take, prior to the Closing Date) all necessary action to authorize the execution, delivery and performance of this Agreement and the other Closing Documents to which it is a party, and upon the execution and delivery of any document to be delivered by Seller on or prior to the Closing Date, such document shall constitute the valid and binding obligation and agreement of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity.

          C. The execution, delivery or performance of the Closing Documents by Seller, and the compliance with the terms and provisions thereof, will not result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under any Contract or Governing Document by which Seller is bound, or result in the creation of any lien, charge or encumbrance upon any Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller is bound.

          D. Except as may be set forth on Schedule 8.1(D), to Seller’s Knowledge, no action or proceeding is pending or threatened, and no investigation looking toward such an action or proceeding has begun, which (i) questions the validity of this Agreement and the other Closing Documents or any action taken or to be taken pursuant thereto, (ii) will result in any material adverse change in the business, operation, affairs or condition of any Property, (iii) may result in or subject any Property to a material liability, (iv) involves condemnation or eminent domain proceedings against any material part of Property or (v) is likely to materially and adversely affect the ability of Seller to perform its obligations hereunder.

          E. Other than (i) the Permitted Title Exceptions, (ii) the documents to be assigned to Buyer pursuant to the terms hereof, true and complete copies of which have been delivered to Buyer, (iii) the Leases set forth on Schedule 8.1(E), (iv) the Contracts set forth on Exhibit N, (v) the Ground Leases; and (vi) agreements and easements with governmental bodies and utility companies which are reasonably necessary for the development and operation of the Property as contemplated by this Agreement and the Closing Documents, there are no material agreements, leases, licenses or occupancy agreements affecting the Property which will be binding on Buyer subsequent to the Closing Date.

          F. Except as may be set forth in Schedule 8.1(F) or in the written inspection reports delivered to Buyer in connection herewith, to Seller’s Knowledge, there is no fact or condition which materially and adversely affects the physical condition of the Property which has not been set forth in this Agreement, or in the other documents, certificates or statements furnished to or obtained by Buyer in connection with the transactions contemplated hereby.

          G. All utilities and services necessary for the use and operation of the Property (including, without limitation, road access, water, electricity and telephone) are available thereto, and are of sufficient capacity to meet adequately all needs and requirements necessary for the current use and operation of the Property. To Seller’s Knowledge, except as may be set forth in Schedule 8.1(G), no fact, condition or proceeding exists which would result in the termination or impairment of the furnishing of such utilities to the Property.

          H. Except as may be set forth in Schedule 8.1(H), or in the written inspection reports (including environmental reports) delivered to Buyer in connection herewith, to Seller’s Knowledge (i) the Property and the use and operation thereof do not violate any material federal, state, municipal or other governmental statutes, ordinances, by-laws, rules, regulations or any other legal requirements, including, without limitation, those relating to construction, occupancy, zoning, adequacy of parking, environmental protection, occupational health and safety or fire safety applicable thereto; and (ii) there are in effect all material licenses, permits and other authorizations necessary for the current use, occupancy and operation thereof. To Seller’s Knowledge, except as may be set forth in Schedule 8.1(H), there is no threatened request, application, proceeding, plan, study or effort which would materially adversely affect the present use or zoning of the Property or which would modify or realign any adjacent street or highway.

          I. Except as may be set forth in Schedule 8.1(I), other than the amounts disclosed by current tax bills, true and correct copies of which have been delivered to Buyer, no taxes or special assessments of any kind (special, bond or otherwise) are or have been levied with respect to the Property, or any portion thereof, which are outstanding or unpaid, other than amounts not yet due and payable, or if due and payable, not yet delinquent (and to the extent any such taxes or special assessments are due and payable on the Effective Date and prior to the Closing Date, such amount will be paid at Closing in accordance with Paragraph 7).

          J. Each Seller, other than each Canadian Seller, is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

          K. Each Canadian Seller is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

          K-1 Except as may be set forth in Schedule 8.1(K-1), or in the written inspection reports (including environmental reports) delivered to Buyer in connection herewith, to Seller’s Knowledge, none of Seller or any other occupant or user of any of the Property, or any portion thereof, have stored or disposed of (or engaged in the business of storing or disposing of) or have released or caused the release of any hazardous waste, contaminants, oil, radioactive or other material on the Property, or any portion thereof, the removal of which is required or the maintenance of which is prohibited or penalized by any applicable federal, state or local statutes, laws, ordinances, rules or regulations. To Seller’s Knowledge, except as may be set forth in Schedule 8.1(K-1), or in the written inspection reports (including environmental reports) delivered to Buyer in connection herewith, the Property is free from any such hazardous waste, contaminants, oil, radioactive and other materials, except any such materials maintained in accordance with applicable law.

          L. To Seller’s Knowledge, except as contained in the written inspection reports (including environmental reports) delivered to Buyer in connection herewith, there are no defects or inadequacies in the Property which, if uncorrected, would result in a termination of insurance coverage or an increase in the premiums charged therefor.

          M. Except as may be set forth in Schedule 8.1(M), or in the written inspection reports delivered to Buyer in connection herewith, to Seller’s Knowledge, the Property is in good working order and repair, mechanically and structurally sound, free from material defects in materials and workmanship and not subject to any unrepaired casualty.

          N. Except as may be set forth in Schedule 8.1(N), all tax returns for privilege, gross receipts, excise, sales and use, personal property and franchise taxes required by law to be filed by Seller with respect to Property prior to the Closing Date will be prepared and duly filed prior to the Closing (or after Closing with respect to pre-Closing matters) and all taxes, if any, shown on such returns or otherwise determined to be due, together with any interest or penalties thereon, will be paid by Seller prior to the Closing, or in a timely manner following Closing.

          O. Except as may be set forth in Schedule 8.1(O), or in the written inspection reports delivered to Buyer in connection herewith, there are in effect all material licenses (including liquor licenses, if required), permits and other authorizations necessary for the then current use, occupancy and operation of the Property.

          P. Seller has good title to the Property free and clear of all Liens other than Permitted Title Exceptions.

          Q. The Personal Property located at or otherwise used in connection with the Property (i) complies in all material respects with the applicable Brand Standards (as defined in the Management Agreement) and (ii) is otherwise at adequate, appropriate levels and at levels that are at least equal to those found at other similarly-situated Staybridge Suites, Crowne Plaza, Holiday Inn, or InterContinental, as applicable, hotels.

          R. Except as may be set forth in Schedule 8.1(R), or in the written inspection reports (including without limitation environmental condition reports and property condition reports from ATC Associates, Inc.) delivered to Buyer in connection herewith, to Seller’s Knowledge there exists no violation of any law, regulation, order or requirement issued by any Governmental Authority against or affecting the Property and Seller has not received any notice or order from any Governmental Authority requiring any repairs, maintenance or improvements to any Property which have not been fully performed.

          S. Each Real Property constitutes a separate parcel for purposes of ad valorem real property taxes, and is not subject to a lien for non-payment of real property taxes relating to any other property.

          T. Except as may be set forth on Schedule 8.1(T), to Seller’s Knowledge, there exists no material default on the part of Seller with respect to any Permitted Title Exception, other than those defaults which can be cured or discharged by the payment of money and for which an allowance for the payment thereof has been made at Closing.

          U. Each of the financial statements of IHG heretofore delivered to Buyer have been properly prepared in accordance with the Accounting Principles (as defined in the Management Agreement), are true, correct and complete in all material respects and fairly present the consolidated financial condition of IHG at and as of the dates thereof and the results of its operations for the periods covered thereby. Each of the financial statements for the Hotels heretofore delivered to Buyer have been properly prepared in accordance with the Accounting Principles, are true, correct and complete in all material respects and fairly present the financial condition of the Hotels covered thereby at and as of the dates thereof and the results of their operations for the periods covered thereby.

          V. Seller is not a debtor in any voluntary or involuntary proceeding in bankruptcy.

          W. Other than the Leases and Ground Leases listed in Schedule 8.1(W) and the Permitted Title Exceptions, there are no contracts or agreements with respect to the use or occupancy of the Property. The copies of the Leases and the Ground Leases heretofore delivered by Seller to Buyer are true, correct and complete copies thereof; neither the Leases nor the Ground Leases have been amended except as evidenced by amendments similarly delivered to Buyer and constitute the entire agreement between Seller and the tenants (or the ground lessor, as applicable) thereunder. Except as otherwise set forth in Schedule 8.1(W): (i) to Seller’s Knowledge, each of the Leases is in full force and effect on the terms set forth therein and to Seller’s Knowledge each tenant, thereunder is legally required to pay all sums and perform all material obligations set forth therein without concessions, abatements, offsets, defenses or other basis for relief or adjustment; (ii) to Seller’s Knowledge, each of the Ground Leases is in full force and effect on the terms set forth therein and the ground lessors thereunder are legally required to perform all material obligations set forth therein without concessions, defenses or other basis for relief or adjustment; (iii) no such tenant (or ground lessor with respect to the performance of any obligations under the Ground Lease, as applicable) has asserted in writing or, to Seller’s Knowledge, has any defense to, offsets or claims against, rent payable by it or the performance of its other obligations under its Lease (or Ground Lease, as applicable); (iv) Seller has no outstanding obligation to provide any such tenant with an allowance to construct, or to construct at Seller’s expense, any tenant improvements; (v) no such tenant is in arrears in the payment of any sums or in the performance of any material obligation required of it under its Lease beyond any applicable grace period, and no such tenant has prepaid any rent or other charges; (vi) to Seller’s Knowledge no such tenant or ground lessor, as applicable, has filed a petition in bankruptcy or for the approval of a plan of reorganization or management under the Federal Bankruptcy Code or under any other similar state law, or made an admission in writing as to the relief therein provided, or otherwise become the subject of any proceeding under any federal or state bankruptcy or insolvency law, or has admitted in writing its inability to pay its debts as they become due or made an assignment for the benefit of creditors, or has petitioned for the appointment of or has had appointed a receiver, trustee or custodian for any of its property; (vii) no such tenant or ground lessor, as applicable, has requested in writing a modification of its Lease or Ground Lease, respectively, or a release of its obligations under its Lease or Ground Lease, respectively, in any material respect or has given written notice terminating its Lease or Ground Lease, or has been released of its obligations thereunder in any material respect prior to the normal expiration of the term thereof; (viii) except as set forth in the Leases, no guarantor has been released or discharged, voluntarily or involuntarily, or by operation of law, from any obligation under or in connection with any Lease or any transaction related thereto; (ix) all security deposits paid by tenants, are as set forth in Schedule 8.1(W); (x) all lease commissions due with respect to each of the Leases has been paid, except as otherwise set forth on Schedule 8.1(W); and (xi) the other information set forth in Schedule 8.1(W) is true, correct and complete in all material respects. No default or breach exists under any Lease or Ground Lease on the part of Seller. Notwithstanding the above, Seller makes no representation or warranty hereunder with respect to the LAX Ground Lease.

          X. An appropriate Seller affiliate is a “registrant” under Part IX of the Excise Tax Act (Canada). 220 Bloor Street Hotel Inc.’s registration number is: 84822 5546 RC0001; Staybridge Markham, Inc.’s registration number is: 84875 0071 RC 0001.

          Y. The Designated Representatives are the persons (either individually or as a whole) to whom any condition which would render any of the statements in Paragraph 8.1 untrue, inaccurate or incorrect in any material respect (without regard to any knowledge qualifier contained in such statement) should be communicated to, directly or indirectly, by any general manager of a Hotel that first knows such condition. James Manley is the person to whom any condition which would render any of the statements in Paragraph 8.1(Z) untrue, inaccurate or incorrect in any material respect (without regard to any knowledge qualifier contained in such statement) should be communicated to, directly or indirectly, by any general manager of a Hotel that first knows such condition.

          Z. Except as set forth in Schedule 8.1(Z), with respect to the Hotels located in Canada:

               (i) No collective agreement is currently being negotiated by the Canadian Seller or any other Person in respect of any of the Hotels in Canada or the employees working at any of the Hotels in Canada and the only collective agreements in force with respect to the employees working at any of the Hotels in Canada are the Collective Agreements, true, correct and complete copies of which have been provided to Buyer. To Seller’s (Canada) Knowledge, (i) none of the Hotels in Canada has committed any breaches of their obligations under the Collective Agreements; (ii) there are no grievances or arbitration proceedings thereunder; and (iii) there are no written or oral agreements or course of conduct which modify the terms of the Collective Agreements;

               (ii) Except in respect of the Collective Agreements, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees working at any of the Hotels in Canada by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to Seller’s (Canada) Knowledge, threatened to apply to be certified as the bargaining agent of the employees working at any of the Hotels in Canada. To Seller’s (Canada) Knowledge, there are no threatened or pending union organizing activities involving the employees working at any of the Hotels in Canada. There is no labour strike, dispute, work slowdown or stoppage pending or involving or, to Seller’s (Canada) Knowledge, threatened against or in relation to any of the Hotels in Canada and no such event has occurred within the last five (5) years; and

               (iii) No trade union has applied to have any of the Hotels in Canada declared a related employer pursuant to the Labour Relations Act (Ontario).

          AA. The Canadian Seller is not engaged in any activities and does not provide any of the services of a business described in subsection 14.1(5) of the Investment Canada Act (Canada). The aggregate value of the Property in Canada, the control of which is being acquired as a result of the transactions contemplated by this Agreement, calculated in accordance with the Investment Canada Act (Canada) and the regulations thereunder, is less than CDN$237 million.

          BB. Neither the aggregate value of Canadian Seller’s assets in Canada nor the gross revenues from sales in or from Canada generated from those assets exceeds the applicable value determined pursuant to section 110 of the Competition Act (Canada), as amended, and the regulations thereunder.

          CC. None of this Agreement and the schedules, exhibits and other documents delivered in connection herewith and therewith, when read together as a whole, and with the documents or information delivered to Buyer in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

          8.2 Reserved.

          8.3 Claims of Breach Prior To Closing. If at or prior to the Closing, to Seller Knowledge’s any Seller’s Warranty becomes untrue, inaccurate or incorrect in any material respect (without regard to any materiality or knowledge qualifier contained therein), Seller shall give Buyer written notice thereof within ten (10) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). After the Due Diligence Deadline but prior to the Closing, if to Buyer’s Knowledge any Seller’s Warranty is or becomes untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing upon written notice to Buyer (not to exceed fifteen (15) days) to attempt such cure. Seller shall notify Buyer within three (3) Business Days of its receipt of such notice if Seller has elected to cure such untrue, inaccurate or incorrect Seller’s Warranty. If Seller fails to respond within such timeframe, Seller shall be deemed to have declined to cure such untrue, inaccurate or incorrect Seller’s Warranty.

     If to Buyer’s Knowledge prior to the applicable Closing Date any Seller’s Warranty is or becomes untrue, inaccurate or incorrect in any material respect as of the date made, and Seller is unable or unwilling to so cure such misrepresentation or breach, then Buyer, as its sole remedy shall elect either (a) to waive such misrepresentation or breach and consummate the Transaction without any reduction of or credit against the Aggregate Purchase Price, or (b) to Terminate this Agreement by written notice given to Seller on or before the Closing Date, in which event Buyer shall be entitled to recover from Seller within five (5) days of demand, all of Buyer’s out-of-pocket costs (including legal fees) incurred with respect to the transactions contemplated by this Agreement.

     If Buyer Knows prior to the applicable Closing Date that any Seller’s Warranty becomes untrue, inaccurate or incorrect in any material respect through no fault of Seller, and Seller is unable or unwilling to so cure such misrepresentation or breach, then Buyer, as its sole remedy shall elect either (a) to waive such misrepresentation or breach and consummate the Transaction without any reduction of or credit against the Aggregate Purchase Price, or (b) to Terminate this Agreement by written notice given to Seller on or before the Closing Date.

     If any of Seller’s Warranties are untrue, inaccurate or incorrect but are not, in the aggregate, untrue, inaccurate or incorrect in any material respect, Buyer shall be required to consummate the Transaction without any reduction of or credit against the Aggregate Purchase Price. If on the Closing Date, to Buyer’s Knowledge any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect and Buyer nevertheless chooses to consummate the Transaction, Buyer waives any right to seek damages against Seller if such breach would otherwise have allowed Buyer to terminate this Agreement pursuant to its terms.

     The untruth, inaccuracy or incorrectness of Seller’s Warranties shall be deemed material only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of all Seller’s Warranties are reasonably estimated to equal or exceed three hundred thousand dollars ($300,000.00).

          8.4 Survival and Limits On Buyer’s Claims. Seller’s Warranties shall survive the applicable Closing and not be merged therein for a period of one (1) year and Seller shall only be liable to Buyer hereunder for a breach of Seller’s Warranties made herein or in any of the documents executed by Seller at the applicable Closing with respect to which an action has been commenced by Buyer against Seller on or before one (1) year after the date of the applicable Closing. Notwithstanding the foregoing, whether or not the Closing occurs, if Buyer is otherwise entitled to bring an action for damages against Seller, Buyer shall not commence any such action until its damages are reasonably estimated to aggregate $300,000.00 (such amount being, the “Damages Threshold”). In determining the amount of the Damages Threshold, Buyer shall be able to aggregate dollar amounts for actions that it may bring hereunder and for actions that PR Buyer may bring under the PR Stock Agreement. All covenants set forth in this Agreement, unless waived by Buyer, shall survive until fully performed. To the extent that Buyer is able to recover any damages from Seller, it shall be entitled to the entire amount of such damages notwithstanding the Damages Threshold.

          8.5 Buyer’s Representations and Warranties. Buyer, as of the Effective Date, represents and warrants to Seller as follows, and as a condition precedent to Seller’s obligation to consummate the Transaction at Closing pursuant to the terms of this Agreement, the following representations of Buyer shall be true and correct in all material respects as of the applicable Closing Date:

          A. Status and Authority of Buyer. Buyer is duly organized and validly existing under the laws of the jurisdiction of its formation, and has all requisite power and authority under the laws of such jurisdiction and under its charter documents to enter into and perform its obligations under the Closing Documents to which it is a party and to consummate the transactions contemplated thereby. Buyer is (or will be as of the Closing Date) duly qualified and in good standing in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where such failure to qualify would not have a material adverse effect on Buyer or the transactions contemplated hereby.

          B. Action of Buyer. Buyer has taken (or will take, prior to the Closing Date) all necessary action to authorize the execution, delivery and performance of each of the Closing Documents to which it is a party, and upon the execution and delivery of any document to be delivered by Buyer on or prior to the Closing Date such document shall constitute valid and binding obligation and agreement of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity.

          C. No Violations of Agreements. Neither the execution, delivery or performance of the Closing Documents by Buyer, nor compliance with the terms and provisions thereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, or charge upon any property or assets of Buyer pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Buyer is bound.

          D. Litigation. To Buyer’s Knowledge, no action or proceeding is pending or threatened, and no investigation looking toward such an action or proceeding has begun, which (a) questions the validity of the Closing Documents or any action taken or to be taken pursuant hereto or (b) is likely to materially and adversely affect the ability of Buyer to perform its obligations hereunder.

          E. Bankruptcy. Buyer is not a debtor in any voluntary or involuntary proceeding in bankruptcy.

          F. Sophisticated Buyer. Buyer is an experienced investor that specializes in the investment in and ownership of hotel properties in geographically diverse markets. Buyer is a sophisticated real estate owner and investor with particular experience in the acquisition and ownership of hotels similar to the Hotels.

          G. GST Registration. On Closing, Buyer will be a “registrant” under Part IX of the Excise Tax Act (Canada) and prior to Closing shall provide Seller with its GST registration number.

          H. Reporting. John Murray is the person to whom any condition which would render any of the statements in this Paragraph 8.5 untrue, inaccurate or incorrect in any material respect (without regard to any knowledge qualifier contained in such statement) should be communicated to, directly or indirectly, by any senior employee of HPT that first knows such condition.

          8.6 Reserved.

     9. Casualty and Condemnation. Seller shall maintain the property insurance coverage currently in effect for the Property, or comparable coverage, through the Closing Date. If after the Effective Date and on or prior to the Closing Date, any portion of the improvements is materially damaged or destroyed by fire or other casualty, or there shall be commenced or instituted against any Property any Condemnation Proceeding, Seller shall promptly (and in no event more than two (2) Business Days after the occurrence of such casualty or Condemnation Proceeding) give written notice of such event to Buyer, and the following provisions shall apply notwithstanding the contrary terms of any applicable Laws with respect to the subject matter of Paragraph 9:

          9.1 Major Event. If such damage or destruction or Condemnation Proceeding results in any Hotel or Hotels becoming Unsuitable for Its Permitted Use, as reasonably determined by Buyer or Seller, (such damage or Condemnation Proceeding shall be referred to as a “Major Event”), then both Buyer and Seller shall have the right to Terminate this Agreement as to either (a) only the affected Hotel or Hotels; or (b) if three (3) or more Hotels are rendered Unsuitable for Its Permitted Use, as to all Hotels hereunder, in each case by written notice to the other party given no later than ten (10) Business Days after the giving of Seller’s notice of such event, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer or Seller to make such election. In the case of a Major Event, and so long as neither party has elected to Terminate this Agreement as to all Hotels, in addition to the foregoing termination right, Seller or Buyer shall have the option to extend the Closing Date for up to ninety (90) days for either (a) all Hotels or (b) solely as to the Hotel(s) affected by the Major Event (to allow Seller to repair/restore the affected Hotel in a manner satisfactory to Buyer) (in which case the Closing for the unaffected Hotels shall proceed as set forth herein, except the Purchase Price shall be reduced by the allocated value of the affected Hotel as set forth on Exhibit A-13). To the extent that Buyer or Seller elects to postpone Closing pursuant to the provisions of this Paragraph, Buyer shall have the ability to conduct a limited Due Diligence review (such review shall be limited to the conditions directly related to any restoration and repair of such Hotel) with respect to such affected Hotel up to and including the date that is ten (10) calendar days prior to the extended closing date for such Hotel(s) and Buyer shall have the right to Terminate this Agreement solely as to the Hotel affected by the Major Event only for reasons directly related to any restoration and repair of such Hotel. To the extent that this Agreement is terminated as to an affected Hotel, the Purchase Price shall be reduced by the allocated value of such affected Hotel as set forth on Exhibit A-13.

          9.2 Closing Despite Casualty/Condemnation. If a casualty or Condemnation Proceeding occurs and neither Buyer nor Seller Terminates this Agreement with respect to the affected Hotel(s) or all Hotels on account thereof, then at Closing (a) the conveyance of the Property shall be less such portion of the Property so taken by (or, as applicable, shall be subject to) said Condemnation Proceeding, without adjustment of the Purchase Price, (b) Seller shall assign to Buyer (without recourse to Seller) all the rights to all awards or insurance proceeds with respect to such casualty or Condemnation Proceeding (except for business interruption coverage with respect to rental payments prior to Closing); (c) Buyer and Seller shall cause Owner and Manager to waive any of their respective ability to terminate the Management Agreement as to such affected Hotel or Hotels as a result of such Hotel or Hotels being “Unsuitable for Its Permitted Use” pursuant to the terms of the Management Agreement; and (d) Seller shall provide a credit at Closing equal to (i) Seller’s deductible under Seller’s insurance policy, plus all proceeds or awards previously paid to Seller with respect to such casualty or Condemnation Proceeding, less (ii) an amount equal to the sum of (A) the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by

Seller in connection with receiving such proceeds or award, (B) any portion of any Condemnation Proceeding award that is allocable to loss of use of the Property prior to Closing, and the proceeds of any rental loss, business interruption or similar insurance to the extent allocable to the period prior to the Closing Date, and (C) the reasonable and actual costs incurred by Seller in stabilizing and/or repairing the Property following such casualty or condemnation.

     10. Other Conditions to Closing. The obligation of Buyer and Seller to close the Transaction shall be further subject to the satisfaction at or prior to Closing of the conditions precedent set forth in this Paragraph 10.

          10.1 Conditions to Buyer’s Obligations. The conditions precedent to Buyer’s obligations at Closing referenced above are as follows, any or all of which may be expressly waived by Buyer in writing, at its sole option.

          A. Representations. Seller’s Warranties, subject to Paragraph 8.3, shall be true and correct in all material respects on and as of the Closing Date, except as modified in a manner permitted by the Agreement, as if made on and as of such date except to the extent that they expressly relate to an earlier date.

          B. Title Policy. At Closing, Buyer shall have received from the Title Company the Title Policy (or a specimen or proforma policy thereof or “marked” Title Commitment) together with an irrevocable written obligation of the Title Company to issue a Title Policy in the form of such specimen or proforma policy.

          C. Seller Compliance. Seller shall have performed all of the covenants, undertakings and obligations to be performed or complied with by Seller at or prior to the Closing.

          D. Reliance Letters. Seller shall have delivered a reliance letter or letters addressed to Buyer and its permitted assignees or designees from ATC Associates, Inc. substantially in the form attached hereto as Exhibit W and as otherwise reasonably acceptable to Buyer.

          E. Sale of Crowne Plaza (Puerto Rico) Inc. Stock. The closing under the PR Stock Agreement shall simultaneously occur; provided that the provisions of this Paragraph shall not apply in the event that such closing has not been consummated by reason of PR Buyer’s default thereunder.

          F. Reserved.

          G. Reserved.

          H. Collective Bargaining Agreements. Buyer shall have received evidence satisfactory to it that the rights and obligations under that certain (a) Collective Bargaining Agreement dated as of July 1, 2000 between Bass Hotels and Resorts d/b/a Crowne Plaza Hotel and International Union of Operating Engineers Local No. 501, AFL-CIO shall have been assigned pursuant to an Assignment and Assumption Agreement dated the Initial Closing Date from Seller to Manager related to the Redondo Beach Hotel; and Collective Bargaining

Agreement dated as of March 1, 2003 between Town Park Hotel Corporation d/b/a Crowne Plaza Redondo Beach & Marina Hotel and Chauffeurs, Sales Drivers, Beach & Warehousemen and Helpers Union, Local 572 International Brotherhood of Teamsters, AFL-CIO shall have been assigned pursuant to an Assignment and Assumption Agreement dated the Initial Closing Date from Seller to Manager related to the Redondo Beach Hotel; and (b) Collective Bargaining Agreement signed as of May 17, 2004 between Hotel Inter-Continental Toronto and United Steelworkers of America shall have been assigned pursuant to an Assignment and Assumption Agreement dated the Initial Closing Date from Seller to Manager relating to the Toronto InterContinental Hotel.

          10.2 Conditions to Seller’s Obligations. The conditions precedent to Seller’s obligations at Closing referenced above are as follows, any or all of which may be expressly waived by Seller in writing, at its sole option.

          A. Representations. Buyer’s warranties set forth in Paragraph 8.3, shall be true and correct in all material respects on and as of the Closing Date, except as modified in a manner permitted by the Agreement, as if made on and as of such date except to the extent that they expressly relate to an earlier date.

          B. Buyer Compliance. Buyer shall have performed all of the covenants, undertakings and obligations to be performed or complied with by Buyer at or prior to the Closing.

          C. Sale of Crowne Plaza (Puerto Rico) Inc. Stock. The closing under the PR Stock Agreement shall simultaneously occur; provided that the provisions of this Paragraph shall not apply in the event that such closing has not been consummated by reason of PR Seller’s default thereunder.

          10.3 Waiver of Conditions. By closing the Transaction as it pertains to those Hotel(s) being transferred on an applicable Closing Date, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Paragraph 10.1 and 10.2, respectively as they apply to such Closing.

          10.4 Additional Austin, InterContinental Closing Conditions. In addition to the conditions contained in Paragraphs 10.1 and 10.2, the conditions precedent to Seller’s or Buyer’s obligation to consummate the Closing with respect to the Austin, TX InterContinental Hotel are as follows, any or all of which may be expressly waived by Buyer or Seller, at their sole option.

               10.4.1 Buyer and Seller shall have consummated the Transaction with respect to those Hotels being transferred on the Initial Closing Date.

               10.4.2 Manager and Owner shall have executed and delivered an amendment to the Management Agreement in order to subject the Austin, TX InterContinental Hotel to the terms and provisions thereof, such amendment to be in the form attached hereto as Exhibit R.

               10.4.3 Buyer shall have received satisfactory evidence that the annual fee with respect to the waste water permit affecting the Austin, TX InterContinental Hotel has been paid in full by Seller.

          10.5 Additional Atlanta, Airport Holiday Inn Hotel Closing Conditions. To the extent that Buyer consents to assume the industrial revenue bond obligations relating to the Atlanta Airport Holiday Inn Hotel, in addition to the conditions contained in Paragraphs 10.1 and 10.2, the conditions precedent to Seller’s or Buyer’s obligation to consummate the Closing with respect to the Atlanta, GA, Holiday Inn Hotel are as follows, any or all of which may be expressly waived by Buyer or Seller, at their sole option.

               10.5.1 Buyer and Seller shall have received such documentation reasonably required by them (and applicable Law) to transfer to Buyer (and allow Buyer’s assumption of) certain Industrial Revenue Bond obligations owed by Seller and related tax benefits running to the benefit of Seller, in each case relating to the Atlanta, Airport Holiday Inn Hotel, such documentation to be duly executed and delivered by the appropriate parties thereto and be in form and substance satisfactory to Buyer and Seller.

    11. Transaction Issues: Brokers, Confidentiality and Indemnity.

          11.1 Brokers. Seller and Buyer expressly acknowledge that Seller’s Broker has acted as the exclusive broker with respect to the Transaction and with respect to this Agreement. Seller shall pay any brokerage commission due to Seller’s Broker in accordance with the separate agreement between Seller and Seller’s Broker. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Buyer as a result of any claims by Seller’s Broker or any other party claiming to have represented Seller as broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Seller as a result of any claims by any other party claiming to have represented Buyer as broker in connection with the Transaction.

          11.2 Publicity. Except for the Press Releases or Public Announcements the forms of which are attached hereto as Exhibit S, or if no such forms are attached, such other forms as are reasonable under the circumstances or as may be required by law or as may be reasonably necessary, on a confidential basis, to inform any rating agencies, potential sources of financing, financial analysts, to perform its obligations and duties contained in this Agreement or to receive legal, accounting and/or tax advice, the parties agree that no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated hereby to any third party without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that, if such information is required to be disclosed by law, the party so disclosing the information shall use reasonable efforts to give notice to the other parties as soon as such party learns that it must make such disclosure.

     Buyer acknowledges that certain Ground Leases that affect the Hotels require landlord consent to any assignment of those rights and/or release of Seller from continued liability under such lease. Buyer hereby consents to Seller’s disclosure to any such landlords of Buyer’s identity and financial information. Buyer agrees to cooperate (at no material cost and expense) with Seller and any such landlord and to provide such Buyer financial information as may be reasonably requested by such landlord in order to consent to the proposed assignment.

          11.3 Indemnity.

               11.3.1 Buyer hereby agrees to indemnify, defend, and hold Seller and each of the other Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from (a) the breach of the terms of Paragraph 11.2 or (b) the entry on the Property and/or the conduct of any Due Diligence by Buyer or any of Buyer’s Representatives at any time prior to the Closing; provided, however, that Buyer’s obligations under this clause (b) shall not apply to the mere discovery of a pre-existing environmental or physical condition at the Property. The foregoing indemnity shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

               11.3.2 From and after Closing, Seller shall indemnify and hold harmless Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) arising out of (i) a breach by Seller of any representation, warranty or covenant set forth herein (however, such indemnity shall not extend beyond the one (1) year survival period set forth in Paragraph 8.4), (ii) events or contractual obligations, acts, or omissions of Seller that occurred in connection with the ownership or operation of the Property prior to the Closing Date and during the ownership of the Property by Seller or any of its affiliates, or (iii) any damage to property of others or injury to or death of any person or any claims for any debts or obligations occurring on or about or in connection with the Property or any portion thereof at any time or times prior to the Closing Date and during the ownership of the Property by Seller or any of its affiliates.

               11.4 Employment Indemnity. The Canadian Seller shall fully indemnify, defend and hold harmless Buyer and any of its affiliates for, from and against any cost, loss, damage or expense (including, but not limited to, reasonable attorneys’ fees and disbursements and court costs and other expenses of litigation, whether or not taxable under local law) related to any action, cause of action, complaint, application, contract and covenant, whether express or implied, claim and/or demand for damages, indemnity, costs, interest, loss or injury brought, made or commenced against Buyer and/or any of its affiliates by (i) any union on behalf of any employee working at any of the Hotels in Canada or on its own behalf for any reason, (ii) by any employee working at any of the Hotels in Canada in respect of or arising out of their employment or the termination of their employment with the Canadian Seller and/or the Manager, or (iii) by any organization or governmental entity relating in any way to any of the employees working at any of the Hotels in Canada, it being understood and agreed that the Employment Indemnity described in this Paragraph 11.4 shall be of no force or effect to the extent that the claims described in this Paragraph 11.4, and in particular, the claims referred to in (i), (ii) or (iii), result or arise due to any acts or omissions of Buyer or any of its affiliates. The provisions of this Paragraph 11.4 shall survive the Closing.

     12. Default At or Prior to Closing.

          12.1 Buyer Default. If Buyer defaults in the observance or performance of its covenants and obligations hereunder, and such default continues for five (5) Business Days after the date of receipt of written notice from Seller demanding cure of such default, provided Seller is not in default, Seller shall be entitled, as its sole and exclusive remedy hereunder, to Terminate this Agreement by written notice to Buyer of such termination and to receive (x) if such termination election is made on or prior to the initial Closing, liquidated damages equal to five percent (5%) of the Purchase Price with respect to the allocated value of all Hotels (taking into account any reduction to such Purchase Price in accordance with Paragraph 9.1 or otherwise provided for herein); or (y) if such election is made at any time after the initial Closing, five percent (5%) of the Purchase Price allocated to the Austin, TX InterContinental Hotel, as full liquidated damages for such default of Buyer, the parties hereto acknowledging the difficulty of ascertaining the actual damages in the event of such a default, that it is impossible more precisely to estimate the damages to be suffered by Seller upon Buyer’s default, that such liquidated damages is intended not as a penalty, but as full liquidated damages and that such amount constitutes a reasonable good faith estimate of the potential damages arising therefrom, it being otherwise difficult or impossible to estimate Seller’s actual damages which would be suffered by Seller in the event of default by Buyer. Except with respect to any right, obligation or liability which survives Closing or termination of this Agreement, including any indemnification provisions set forth in this Agreement, Seller’s right to Terminate this Agreement and receive full liquidated damages, are Seller’s sole and exclusive remedies in the event of a default hereunder by Buyer, and Seller hereby waives, relinquishes and releases any and all other rights and remedies (except any that survive Closing or termination pursuant to the express provisions of this Agreement), including, but not limited to: (1) any right to sue Buyer for damages or to prove that Seller’s actual damages exceed the amount of liquidated damages set forth above which is hereby provided Seller as full liquidated damages, (2) any right to sue Buyer for specific performance, or (3) any other right or remedy which Seller may otherwise have against Buyer, either at law, or equity or otherwise. Notwithstanding anything contained herein to the contrary, if Buyer has made the Deposit hereunder and Seller Terminates this Agreement in accordance with clause (x) of the first sentence hereof, then Seller shall be able to receive as its sole remedy payment of the Deposit as full liquidated damages. The provisions of this Paragraph 12.1 shall survive the termination hereof.

          12.2 Seller Default. If Seller defaults in the observance or performance of its covenants and obligations hereunder, and such default continues for the greater of five (5) Business Days after the date of receipt of written notice from Buyer demanding cure of such default, then Buyer shall be entitled either, at Buyer’s option, (i) without waiving the right to elect the option to Terminate this Agreement, to sue Seller for specific performance of this Agreement, but only if such suit is filed within one hundred eighty (180) days after the occurrence of Seller’s alleged default, unless Buyer is legally precluded from bringing such suit pursuant to bankruptcy law requirements within such one hundred eighty day period or (ii) to Terminate this Agreement by the delivery to Seller of notice of such termination and Buyer shall be entitled to all of its out-of pocket costs (including legal fees) incurred in connection with the transactions contemplated by this Agreement payable within five (5) days of demand; provided however that Buyer shall not be able to recover any of its out-of-pocket costs (including legal fees) to the extent Seller fails or is unable to deliver any Ground Lease Estoppel Certificate pursuant to Paragraph 6.2 so long as such failure or inability is not due to any fault of Seller. Buyer’s rights to so Terminate this Agreement or sue for specific performance are Buyer’s sole and exclusive remedies hereunder in the event of a default hereunder by Seller, and Buyer hereby waives, relinquishes and releases any and all other rights and remedies (except any that survive Closing or termination pursuant to the express provisions of this Agreement), including, but not limited to: (1) any right to sue for damages, or (2) any other right or remedy which Buyer may otherwise have against Seller either at law, in equity or otherwise. Buyer agrees that its failure to timely commence an action for specific performance within such the period noted above shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property. The provisions of this Paragraph 12.2 shall survive the termination hereof.

     13. Notices. All notices, consents, approvals and other communications which may be or are required to be given by either Seller or Buyer under this Agreement shall be properly given only if made in writing and sent by (a) hand delivery, or (b) certified mail, return receipt requested, or (c) a nationally recognized overnight delivery service (such as Federal Express, UPS Next Day Air or Airborne Express), or (d) telecopying to the telecopy number listed below (provided that a copy of such notice is also sent within one Business Day to the party by one of the other methods listed herein), with all postage and delivery charges paid by the sender and addressed to the Buyer or Seller, as applicable as set forth below, or at such other address (or telecopy number) as each may request in writing in accordance with the provisions hereof. Such notices delivered by hand, by telecopy, or overnight delivery service shall be deemed received on the date of delivery and, if mailed, shall be deemed received upon the earlier of actual receipt or two days after mailing. Said notice addresses are as follows (and Seller and Buyer shall have the right to designate changes to their respective notice addresses, effective five (5) days after the delivery of written notice thereof):

If to Seller:	InterContinental Hotels Group Three Ravinia Drive Suite 100 Atlanta, Georgia 30346-2121 Attention: Robert Chitty Telephone No.: (770) 604-5321 Telecopy No.: (770) 604-5075

With a copy to:	InterContinental Hotels Group Three Ravinia Drive Suite 100 Atlanta, Georgia 30346-2121 Attention: Legal Dept. - Paul Huang Telephone No.: (770) 604-2644 Telecopy No.: (770) 604-5075

With a copy to:	Alston & Bird LLP 1201 West Peachtree Street Atlanta, GA 30309-3424 Attention: Timothy J. Pakenham Telephone No.: (404) 881-7755 Telecopy No.: (404) 881-7777

If to Buyer:	Hospitality Properties Trust 400 Centre Street Newton, MA 02458 Attention: John Murray Telephone No.: (617) 964-8389 Telecopy No.: (617) 969-5730

With a copy to:	Sullivan & Worcester LLP One Post Office Square Boston, MA 02109 Attention: Warren M. Heilbronner Telephone No.: (617) 338-2946 Telecopy No.: (617) 338-2880

     14. General Provisions.

          14.1 Execution Necessary. This Agreement shall not be binding upon Seller or Buyer, respectively, until fully executed and delivered by a proper official of Seller or Buyer, respectively, and no action taken by either of their representatives shall be deemed an acceptance of this Agreement until this Agreement has been so executed by them and delivered to each other.

          14.2 Counterparts. This Agreement may be executed in separate counterparts. It shall be fully executed when each party whose signature is required has signed at least one counterpart even though no one counterpart contains the signatures of all of the parties to this Agreement.

          14.3 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Buyer shall not have the right to assign or delegate any right, duty or obligation of Buyer under this Agreement in whole or in part to any other party other than its affiliates without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion, and any such assignment shall be null and void ab initio. Notwithstanding the foregoing, Buyer shall have the right to cause Seller to convey the Property or portions thereof to an affiliate of Buyer which is wholly owned by Buyer or wholly owned by the owners of Buyer, or to an affiliate which is owned, in part, by Buyer and which is controlled by Buyer as to property, operating and management issues, and which affiliate shall be designated in writing by Buyer, together with delivery to Seller of evidence reasonably satisfactory to Seller of the valid legal existence of Buyer’s affiliate, its qualification (if necessary) to do business in the jurisdiction in which the Property is located and of the authority of Buyer’s affiliate to execute and deliver any and all documents required of Buyer under the terms of this Agreement, which items shall be received by Seller not less than three (3) Business Days prior to the Closing Date; notwithstanding the foregoing, the exercise of such right by Buyer shall not relieve Buyer of any of its obligations and liabilities hereunder including obligations and liabilities which survive the Closing or the termination of this Agreement, nor shall any such assignment alter, impair or relieve such affiliate from the waivers, acknowledgements and agreements of Buyer set forth herein, all of which are binding upon the affiliate(s) of Buyer. In the event of any permitted designation by Buyer, any affiliate shall assume any and all obligations and liabilities of Buyer under this Agreement but, notwithstanding such assumption, Buyer shall continue to be liable hereunder.

          14.4 Governing Law. This Agreement shall be governed by the laws of the State of New York.

          14.5 Entire Agreement. This Agreement and all the exhibits and schedules referenced herein and annexed hereto contain the entire agreement of the parties hereto with respect to the matters contained herein, and no prior agreement or understanding (including without limitation any letter of intent or similar proposals or correspondence between Buyer and Seller pertaining to any of the matters connected with this Transaction shall be effective for any purpose. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

          14.6 Time is of the Essence. TIME IS OF THE ESSENCE of the Transaction and this Agreement. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.

          14.7 Interpretation. The titles, captions and paragraph headings are inserted for convenience only and are in no way intended to interpret, define, limit or expand the scope or content of this Agreement or any provision hereof. Even though the defined term for a party hereunder may be used in the singular in this Agreement such term shall also include any other person or entity, jointly or severally, included within such definition. If any time period under this Agreement ends on a day other than a Business Day, then the time period shall be extended until the next Business Day. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.

          14.8 Survival. Except as set forth herein, the covenants, agreements, indemnities, representations and warranties contained herein shall not survive the Closing Date or any termination of this Agreement.

          14.9 Further Assurances. Each party agrees to execute and deliver to the other such further documents or instruments as may be reasonable and necessary in furtherance of the performance of the terms, covenants and conditions of this Agreement; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

          14.10 Exclusive Application. Nothing in this Agreement is intended or shall be construed to confer upon or to give to any person, firm or corporation other than Buyer and Seller (and their permitted successors or assigns) hereto any right, remedy or claim under or by reason of this Agreement. Except as set forth herein, all terms and conditions of this Agreement shall be for the sole and exclusive benefit of the parties hereto and may not be assigned.

          14.11 Partial Invalidity. If all or any portion of any of the provisions of this Agreement shall be declared invalid by Laws applicable thereto, then the performance of said offending provision shall be excused by the parties hereto; provided, however, that, if the performance of such excused provision affects any material aspect of this Transaction, the party for whose benefit such excused provision was inserted may request that the other party enter into a modification or separate agreement which sets forth in valid fashion the substance of such offending provision in a manner which counsel to both parties determine is valid.

          14.12 No Implied Waiver. Unless otherwise expressly provided herein, no waiver by Seller or Buyer of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. No delay or omission in the exercise of any right or remedy accruing to Seller or Buyer upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Seller or Buyer of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained.

          14.13 Rights Cumulative. All rights, powers, options or remedies afforded to Seller or Buyer either hereunder or by Law shall be cumulative and not alternative, and the exercise of one right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by Law, unless expressly provided to the contrary herein.

          14.14 Attorney’s Fees. Should either party employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for breach of this Agreement, the non-prevailing party in any action pursued in a court of competent jurisdiction (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable costs, damages and expenses, including attorneys’ fees, expended or incurred in connection therewith.

          14.15 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION

WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

          14.16 Facsimile Signatures. Signatures to this Agreement transmitted by telecopy or other electronic means shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or electronic signature and shall accept the telecopied or electronic signature of the other party to this Agreement.

          14.17 No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument. Notwithstanding the foregoing, (a) if the same is permitted pursuant to applicable Laws, Buyer shall be entitled to record a notice of lis pendens if Buyer is entitled to seek (and is actually seeking) specific performance of this Agreement by Seller in accordance with the terms of Paragraph 12.2 hereof, and (b) Buyer shall be entitled to file a copy of all or a portion of this Agreement (or make specific reference hereto) with the Securities and Exchange Commission in connection with any of its filings required by Law or regulation pertaining thereto.

          14.18 Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller and the Seller Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with this Agreement and the PR Stock Agreement for (i) the breach of any of Seller’s Warranties for which a claim is timely made by Buyer, (ii) any Seller indemnity obligations arising from a breach of Seller’s Warranties and (iii) any representation of the PR Seller under the PR Stock Agreement which pursuant to the terms thereof survive only for one year after the closing thereunder shall not exceed Seller’s Liability Limit. This Paragraph 14.18 is not intended to conflict in any way with the provisions of the PR Indemnity and to the extent of any conflict with the provisions hereof and the PR Indemnity, the terms of the PR Indemnity shall control. The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

          14.19 Exhibits and Schedules. All exhibits and schedules referred to in, and attached to, this Agreement are hereby incorporated herein in full by this reference.

          14.20 Jurisdiction. With respect to any suit, action or proceedings relating to the Transaction, this Agreement, the Property or the relationship of Buyer and Seller hereunder (“Proceedings”) each party irrevocably (a) submits to the exclusive jurisdiction of the Courts of the County of New York, State of New York and the United States District Court for the Southern District of New York, and (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in any such court, waives any claim that such proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over such party. The provisions of this Paragraph 14.20 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

          14.21 Interpretation of Agreement after Initial Closing Date. The parties hereto acknowledge that this Agreement, and the rights and obligations set forth herein, shall remain in full force and effect after the Initial Closing Date with respect to Seller’s obligation to sell, and Buyer’s obligation to buy, the Austin, TX InterContinental Hotel and that each will interpret this Agreement in accordance with that intent.

          14.22 Currency. Each reference herein to any dollar amount is a reference to such amount of United States dollars (except as set forth in Paragraph 8.1(AA)).

          14.23 SEC Matters. Seller shall cooperate with Buyer or any of its affiliates in connection with the preparation of any documents to be filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) and shall use commercially reasonable efforts to provide such persons with financial statements and other financial information that Buyer requests relating to periods prior to the Closing Date and to obtain consents from Seller’s independent accountants in connection therewith.

          14.24 Planning Act. All of the mutual covenants, conditions, agreements and payments contained in this Agreement with respect to the Toronto InterContinental Hotel and the Toronto Staybridge Suites Hotel shall be conditional upon compliance with the Planning Act (Ontario). The Canadian Sellers covenant with Buyer that the Canadian Sellers shall obtain prior to the Closing all necessary consents under the Planning Act (Ontario) for the conveyance of the Toronto InterContinental Hotel and the Toronto Staybridge Suites Hotel to Buyer or its designee and shall comply with any conditions imposed with respect to any such consent, all at Canadian Sellers’ expense.

          14.25 Management Agreement. Buyer and Seller acknowledge that the Hotels acquired by Buyer hereunder shall be subject to the Management Agreement (in the form attached hereto and as it may be modified by the terms hereof and thereof).

     15. Additional Termination Rights. (a) If the Transaction has not occurred on or prior to December 31, 2005, other than by reason of a default by a party hereto, and unless mutually extended by the parties hereto, this Agreement shall automatically Terminate and this Agreement shall be of no force and effect between the parties except for those obligations which survive such termination. (b) If any condition to the initial Closing is not satisfied or waived by March 31, 2005 either party, so long as such party is not in default hereunder, may Terminate this Agreement by written notice to the other party (subject to any rights of such non-defaulting party hereunder) and this Agreement shall be of no force and effect between the parties except for those provisions which expressly survive such termination. (c) On or before the applicable

Closing Date, if the PR Stock Agreement is terminated then this Agreement shall also Terminate, provided however that if such termination results from (i) a default by PR Seller, then Buyer shall have all of its rights hereunder against Seller as if Seller was in default hereunder; or (ii) a default by PR Buyer, then Seller shall have all of its rights hereunder against Buyer as if Buyer was in default hereunder.

     16. Retention of Hotel Employees. Each of Buyer and Seller acknowledges that an affiliate of Seller will manage the Hotel in accordance with the Management Agreement described in Paragraph 17 and that Seller or an affiliate will employ all hotel employees at the Hotel with Seller or the Manager having the responsibilities relative to the employment of and services of these employees as set forth in the Management Agreement. Seller and Manager shall continue to recognize the Collective Agreements and all certifications set out in Schedule 8.1(Z).

     17. On-Going Management of Hotel. Buyer and Seller each acknowledge that Seller is unwilling to sell the Hotels unless Buyer and Seller’s designated affiliate enter into a long term, non-terminable hotel Management Agreement for the Property. At Closing, Seller’s designated affiliate and Buyer shall execute the Management Agreement attached hereto as Exhibit P.

     18. Deposit. As a condition to Buyer exercising the Extension Option, Buyer shall deposit at the time of making the Extension Option, Twenty Five Million and No/100 Dollars ($25,000,000.00, such amount, together with any interest earned thereon, the “Deposit”), in immediately available funds, with the Title Company or with an escrow agent mutually satisfactory to the parties hereto (“Escrow Agent”) on the terms and conditions set forth in this Paragraph 18. The Deposit shall be held and delivered by Escrow Agent in accordance with the provisions of this Paragraph 18.

          18.1 Deposit. Escrow Agent shall invest the Deposit in interest-bearing instruments reasonably satisfactory to both Buyer and Seller, shall not commingle the Deposit with any funds of Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made.

          18.2 Delivery at Closing. If the initial Closing occurs, Escrow Agent shall deliver the Deposit to, or upon the instructions of, Buyer and Seller on the Closing Date to be applied against that portion of the Purchase Price due on such date.

          18.3 Return or Delivery of Deposit Outside Closing. Escrow Agent shall deliver the Deposit to Seller or Buyer only upon receipt of a written demand therefor from such party, after which Escrow Agent shall give written notice to the other party of such demand. Thereafter, (a) if Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, then Escrow Agent is hereby authorized to make such payment, but (b) if Escrow Agent does receive such written objection within such period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.

          18.4 Stakeholder. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from Escrow Agent’s mistake of Law or in the performance of its duties hereunder or any other document executed in connection with the Deposit. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of Escrow Agent’s duties hereunder or in any other document executed in connection with the Deposit, except with respect to actions or omissions taken or made by Escrow Agent in bad faith, in disregard of this Agreement, such other documents executed in connection with the Deposit or involving negligence on the part of Escrow Agent.

          18.5 Taxes. The party receiving the Deposit (or the benefit thereof) shall pay any income taxes on any interest earned on the Deposit. Buyer and Seller agree that, prior to Buyer making the Deposit, they will report their respective taxpayer identification numbers to Escrow Agent.

          18.6 Execution by Escrow Agent. To the extent that Buyer makes the Deposit, the parties hereto shall amend this Agreement to make Escrow Agent a party hereto in order to confirm Escrow Agent’s agreement to provisions hereof and that it will receive and shall hold the Deposit, in escrow, and shall disburse the Deposit pursuant to the provisions of this Agreement. Buyer and Seller shall be free to amend or modify this Agreement without Escrow Agent’s signature as long as such amendment does not affect Escrow Agent’s liability hereunder.

          18.7 Buyer’s Termination Rights and Return of Deposit. If Buyer elects to Terminate this Agreement in accordance with (x) Paragraph 8.3, the first sentence of Paragraph 9.1 (to the extent that this Agreement is terminated) or Paragraph 12.2; or (y) Paragraph 15 (so long as Buyer is not in default hereunder), Buyer shall be entitled to the return of the Deposit. Under all other circumstances, the Deposit shall be non-refundable to Buyer. Buyer’s right to receive the Deposit is in addition to (and not in limitation of) any other right it has hereunder to collect certain damages, out-of-pocket costs or such other amounts from Seller.

     19. Additional Disclosure Items.

          19.1 Industrial Revenue Bond. With respect to the Atlanta Airport Holiday Inn Hotel, Buyer acknowledges it is aware of Seller’s obligations with respect to the $20,000,000 in aggregate principal amount of Development Authority of Clayton County Taxable Economic Development Revenue Bonds (Bass Resources, Inc. Project), Series 1999 (the “Industrial Revenue Bond”) that encumber the Hotel. Prior to the Closing Date Seller shall elect to either (i) pay-off the Industrial Revenue Bond in full and convey the Atlanta Airport Holiday Inn Hotel free and clear of the lien associated with the Industrial Revenue Bonds, or (ii) require Buyer with Buyer’s consent to purchase the Atlanta Airport Holiday Inn Hotel subject to the terms of the Industrial Revenue Bond.

          19.2 Collective Bargaining Agreement. With respect to the Redondo Beach Crowne Plaza Hotel and Toronto InterContinental Hotel, Buyer acknowledges that each of the foregoing Hotels is subject to a collective bargaining agreement. Buyer and Seller agree to cooperate with each other and the Manager as to any union notices or consents required by such collective bargaining agreements. In accordance with the terms of the Management Agreement, the Manager will be the employer responsible for such employees under each collective bargaining agreement.

     20. Limitation of Liability. No advisor, trustee, director, officer, employee, beneficiary, shareholder, member, partner, participant, representative or agent of Buyer or Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times heretofore or hereafter. In no event shall any of Buyer or Seller be entitled to punitive, consequential or special damages under this Agreement, and each of Buyer and Seller hereby waives any right to claim, pursue or collect same. The provisions of this Paragraph 20 shall survive any termination of this Agreement and the Closing hereunder.

     21. Nonliability of Trustees. THE DECLARATIONS OF TRUST ESTABLISHING BUYER, COPIES OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE “DECLARATION”), IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT, AND SELLER HEREBY AGREES THAT, THE NAME “HPT IHG-2 PROPERTIES TRUST” REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF BUYER SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, BUYER. ALL PERSONS DEALING WITH BUYER, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF BUYER, FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

     22. Monies from Seller. To the extent that Seller is obligated under this Agreement to reimburse Buyer for any of its out-of-pocket costs or to pay Buyer any other amounts hereunder, then to the extent necessary in Buyer’s judgment to preserve InterContinental Hotels Group Resources, Inc.’s status as a Code Section 856(d)(9)(A) “eligible independent contractor” at a Code Section 856(d)(9)(D) “qualified lodging facility” owned or leased by Buyer or its affiliates, all such amounts shall be paid from those entities comprising Seller other than InterContinental Hotels Group Resources, Inc.

[Signature Pages Follow]

     IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement under seal as of the day and year first above written.

SELLER: Holiday Pacific Partners Limited Partnership, a Delaware limited partnership
By:	Holiday Pacific Equity Corporation,
a Delaware corporation, as its general partner

By:
Robert J. Chitty, as its Vice President

BHR Texas, L.P., a Delaware limited partnership
By:	InterContinental Hotels Group Resources, Inc.,
a Delaware corporation, as its general partner

By:
Robert J. Chitty, as its Vice President

InterContinental Hotels Group Resources, Inc., a Delaware corporation
By:
Robert J. Chitty, as its Vice President

220 Bloor Street Hotel Inc., an Ontario corporation
By:
Robert J. Chitty, as its Vice President

[Signature Page To Amended and Restated Purchase and Sale Agreement]

Crowne Plaza LAX, LLC, a Georgia limited liability company
By:	InterContinental Hotels Group Resources, Inc., a Delaware corporation, as its general partner

By:
Robert J. Chitty, as its Vice President

Staybridge Markham, Inc., an Ontario corporation
By:
Robert J. Chitty, as its Vice President

BUYER: HPT IHG-2 Properties Trust, a Maryland real estate investment trust
By:
	Name:	John G. Murray
	Title:	President

[Signature Page to Purchase and Sale Agreement]

SCHEDULE A

Attached to and made a part of that certain:
Amended and Restated Purchase and Sale Agreement
by and between
BHR TEXAS, L.P.
INTERCONTINENTAL HOTELS GROUP RESOURCES, INC.
CROWNE PLAZA LAX, LLC
HOLIDAY PACIFIC PARTNERS LIMITED PARTNERSHIP
220 BLOOR STREET HOTEL INC.
STAYBRIDGE MARKHAM, INC.

AS SELLER

AND

HPT IHG-2 PROPERTIES TRUST

AS BUYER

(Dated as of February 9, 2005)

     “Agreement” shall mean this Amended and Restated Purchase and Sale Agreement between Seller and Buyer including all schedules, exhibits and other attachments hereto, and documents incorporated herein by reference.

     “Anaheim Holiday Inn Hotel” shall mean that certain Holiday Inn Hotel located on that certain tract or parcel of land in Anaheim, California, more particularly described on Exhibit A-9.

     “Anaheim Staybridge Suites Hotel” shall mean that certain Staybridge Suites Hotel located on that certain tract or parcel of land in Anaheim, California, more particularly described on Exhibit A-10.

     “Atlanta Airport Holiday Inn Hotel” shall mean that certain Holiday Inn Hotel located on that certain tract or parcel of land in Clayton County, Georgia, more particularly described on Exhibit A-7.

     “Austin, TX InterContinental Hotel” shall mean that certain InterContinental Hotel located on that certain tract or parcel of land in Austin, Texas, more particularly described on Exhibit A-2.

     “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in The Commonwealth of Massachusetts or the State of Georgia are authorized by law or executive action to close.

     “Buyer” shall mean the buyer referenced in the first paragraph of this Agreement.

     “Buyer’s Diligence Reports” shall mean the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by Buyer or Buyer’s Representatives in connection with Buyer’s Due Diligence.

     “Buyer’s Knowledge” or “Buyer Knows” shall mean the actual (and not the imputed or constructive) knowledge of John Murray of HPT.

     “Buyer’s Representatives” shall mean Buyer’s officers, employees, agents, advisors, representatives, attorneys, accountants, consultants, lenders, investors, contractors, architects and engineers.

     “Canadian Seller” shall mean 220 Bloor Street Hotel Inc. and Staybridge Markham, Inc. and as owner and ground lessee, respectively, of the Toronto InterContinental Hotel and the Toronto Staybridge Suites Hotel.

     “Closing” shall mean the consummation and closing of the Transaction.

     “Closing Agent” shall mean the Title Company or such other party as is selected by Buyer and Seller to fund the Closing in escrow.

     “Closing Date” shall mean as the context so requires, (i) the date on which Buyer acquires title to the Property in accordance with the terms hereof which date shall be on or before the Closing Deadline as defined in Paragraph 1.1 of this Agreement except for the Austin, TX InterContinental Hotel or any other Hotel for which the acquisition by Buyer has been delayed in accordance with terms of this Agreement; or (ii) with respect to the Austin, TX InterContinental Hotel, June 1, 2005; or (iii) with respect to any Hotel not acquired on the date pursuant to clause (i) or (ii) hereof, the date as may be agreed to by the parties in accordance with the terms and provisions of this Agreement.

     “Closing Deadline” is defined in Paragraph 1.1 of this Agreement.

     “Closing Documents” shall mean the documents and instruments delivered by Buyer and Seller, in order to consummate the Transaction.

     “Closing Tax Year” shall mean the Tax Year in which the Closing Date occurs.

     “Code” shall mean the United States Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder, each as from time to time amended.

     “Collective Agreements” means the collective agreements in respect of the Hotels in Canada and all related documents including letters of understanding, letters of intent and other written communications with bargaining agents for employees working at any of the Hotels in Canada which impose any obligations upon the Canadian Seller or any of its affiliates, all as listed and described in Schedule 8.1(Z).

     “Condemnation Proceeding” shall mean any proceeding in condemnation, expropriation, eminent domain or any written request for a conveyance in lieu thereof, or any notice that such proceedings have been or will be commenced against any portion of the Property.

     “Confidential Materials” shall mean excerpts of any books, computer software, databases, records or files (whether in a electronic or printed format) that consist of or contain any of the following: appraisals; budgets; strategic plans for the Property; internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller or any direct or indirect owner of any beneficial interest in Seller; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, or any of their respective affiliates and correspondence between or among such parties; or other information or materials in the possession or control of Seller, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller which such party deems proprietary or confidential.

     “Consent to Assignment of Ground Lease” shall mean a consent and assignment to Ground Lease delivered by the landlord under a Ground Lease to Seller, in form and substance satisfactory to Buyer.

     “Contracts” shall mean all contracts respecting leasing, management, maintenance or operation of the Real Property, including, but not limited to, equipment leases, agreements with respect to building systems, service, construction, and maintenance contracts, but specifically excluding any license to Seller of computer hardware, software, or system(s) or any other item constituting Excluded Assets . A summary list of the Contracts (including identity of contract parties and type of service) is shown on Exhibit N and made a part hereof.

     “Due Diligence” shall mean the investigation by Buyer and Buyer’s Representatives of the feasibility and desirability of purchasing the Property, including all audits, surveys, examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations, investigations and verifications with respect to the Property, the Property Documents, title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, the economic status of the Property, and other information and documents regarding the Property, including, but not limited to, investigations of the legal and physical status of the Property by such consultants, engineers, architects and/or entomologists as Buyer requires, tests and assessments with respect to environmental matters, soil tests, asbestos analysis, mold analysis, structural review, examination of title to the Property, preparation of a Survey of the Land, and verification of all information made or to be made available to Buyer with respect to Property.

     “Due Diligence Deadline” is defined in Paragraph 1.1 of this Agreement.

     “Effective Date” shall mean December 17, 2004, the date of the Original Agreement.

     “Excluded Assets” shall mean, with respect to any Property:

     (i) any right, title or interest in the name “Staybridge,” “InterContinental,” Holiday Inn,” or “Crowne Plaza”, as applicable, hotel and other System Marks (as defined in the Management Agreement);

     (ii) all licenses and permits necessary for Manager to manage such Property pursuant to the Management Agreement;

     (iii) all computer software that is the property of Seller or any of its affiliates and for which Seller or such affiliate is the owner or copyright holder and not a mere licensee;

     (iv) any and all motor vehicles;

     (v) any and all menus, stationery, or other items indicating that such Property is owned by the Seller;

     (vi) any and all personal property of the employees of the Properties;

     (vii) books, ledger sheets, files and records with respect to the operation of such Property;

     (viii) all contracts relating to such Property or its operations, other then the Contracts, Leases and the Permitted Title Exceptions;

     (ix) alcoholic beverages inventories; and

     (x) leased two way radios.

     “Governing Documents” shall mean the certificate or articles of incorporation, bylaws, declaration of trust, formation or governing agreement or other charter documents or organizational or governing documents or instruments.

     “Governmental Authority” means any U.S. or Canadian federal, provincial or municipal government or governmental authority or official having jurisdiction over the Property, and includes any court, board, commission, department, administrative agency or regulatory body thereof.

     “Ground Lease” shall mean, as the context so requires, each of the ground leases set forth on Exhibit V.

     “Ground Lease Estoppel Certificate” shall have the meaning assigned to such term in Paragraph 5.1.9 of this Agreement.

     “Hilton Head Crowne Plaza Hotel” shall mean that certain Crowne Plaza Hotel located on that certain tract or parcel of land in Hilton Head, South Carolina, more particularly described on Exhibit A-6.

     “Hotel” shall mean any individual hotel located on the Land and described on Exhibits A-1 through A-12.

     “Houston InterContinental Hotel” shall mean that certain InterContinental Hotel located on that certain tract or parcel of land in Houston, Texas, more particularly described on Exhibit A-1.

     “HPT” shall mean Hospitality Properties Trust, a Maryland real estate investment trust.

     “HPT Guaranty” shall mean the Guaranty Agreement substantially in the form attached hereto as Exhibit Q made by Hospitality Properties Trust for the benefit of Manager and PR Tenant (as defined therein), as the same may be amended, restated, supplemented or otherwise modified from time to time.

     “IHG” shall mean InterContinental Hotels Group, PLC, a United Kingdom corporation.

     “IHG Parent Guaranty” shall mean the Amended and Restated Consolidated Guaranty Agreement substantially in the form attached hereto on Exhibit M to be made by IHG for the benefit of HPT, Owner and certain of their affiliates, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     “Initial Closing Date” shall mean the date on which Buyer acquires title to the Property in accordance with the terms hereof (other than the Austin, TX InterContinental Hotel or any other Hotel for which the acquisition by Buyer has been delayed in accordance with the terms of this Agreement) which date shall be on or before the Closing Deadline.

     “Land” shall mean those certain tracts or parcels of land, more particularly described on Exhibits A-1 to A-12.

     “Law” shall mean any United States or Canadian federal, state, provincial or local or municipal law, statute, ordinance, code, order, decrees, or other governmental rule, regulation or requirement, including common law.

     “Leases” shall mean all leases, subleases, rental agreements and other occupancy agreements for the use or occupancy of any portion of the Real Property, or improvements located thereon if any, together with all amendments to, modifications of, renewals and extensions thereof.

     “Lien” shall mean any mortgage, charge, deed of trust, security deed, lien, judgment, pledge, conditional sales contract, security interest, past-due taxes, past-due assessments, contractor’s lien, materialmen’s lien, construction lien, judgment or similar encumbrance against the Property of a monetary nature.

     “Liabilities” shall mean any and all direct or indirect damages, demands, claims, payments, problems, conditions, obligations, actions or causes of action, assessments, losses, liabilities, costs and expenses of any kind or nature whatsoever, including, without limitation, penalties, interest on any amount payable to a third party, lost income and profits, and any legal or other expenses (including, without limitation, reasonable attorneys’ fees and expenses) reasonably incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability. In no event shall “Liabilities” include the right of Seller or Buyer to collect punitive, consequential, or special damages under this Agreement, and each of Buyer and Seller waive any right to collect the same.

     “Los Angeles Crowne Plaza Hotel” shall mean that certain Crowne Plaza Hotel located on that certain tract or parcel of land in Los Angeles, California, more particularly described on Exhibit A-5.

     “Management Agreement” shall mean that certain agreement for management services between Buyer and Manager in the form attached hereto as Exhibit P.

     "Manager” shall mean the IHG Management (Maryland) LLC, and any of its permitted successors and assigns.

     “Memphis Holiday Inn Hotel” shall mean that certain Holiday Inn Hotel located on that certain tract or parcel of land in Memphis, Tennessee, more particularly described on Exhibit A-8.

     “Other Interests” shall mean the following other interests of Seller in and to the Real Property, Leases, Contracts, or Personal Property, or pertaining thereto: (a) to the extent that the same are in effect as of the Closing Date, and not retained by Seller or its affiliates pursuant to the terms hereof or the Management Agreement or constitute Excluded Assets, any licenses (but excluding any franchise license rights or liquor licenses), permits and other written authorizations necessary for the use, operation or ownership of the Real Property, and (b) any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the Closing Date.

     “Owner” shall mean the Owner under the Management Agreement.

     “Permitted Title Exceptions” shall mean, subject to Buyer’s rights to review and make objection to the status of title and survey as set forth in this Agreement, and the right of Buyer to Terminate this Agreement pursuant to Paragraph 4.5 if the Due Diligence is not satisfactory, the following: (a) the Leases and any new Leases entered into between the Effective Date and the Closing Date in accordance with the terms of this Agreement; (b) all real estate taxes and assessments not yet due and payable as of the Closing Date; (c) local, state and federal (if applicable) zoning and building Laws; (d) the Record Exceptions disclosed by the Title Commitment and not Removed or required to be Removed as provided for in Paragraph 4 hereof; (e) the state of facts disclosed by a current Survey of the Land obtained by Buyer and not Removed or required to be Removed as provided for in Paragraph 4 hereof; and (f) any other matters approved as Permitted Title Exceptions in writing by Buyer prior to Closing or deemed approved as Permitted Title Exceptions pursuant to this Agreement.

     “Personal Property” shall mean (a) all Property Documents; (b) all keys and combinations to all doors, cabinets, safes, enclosures and other locking items or areas on or about the improvements; (c) the food and beverage inventory of the Hotel; and (d) all tangible personal property, including, but not limited to, all “Inventories”, as such term is defined in the Uniform System of Accounts, and all other tools, vehicles, supplies, artwork, furniture, furnishings, machinery, equipment, specialized hotel equipment and other tangible personal property, in each case, owned or leased by Seller in connection with the ownership, operation or maintenance of the Hotel, including without limitation all china, glassware, silverware, linens, towels, curtains, uniforms, works of art, engineering, maintenance, and housekeeping supplies, draperies, materials and carpeting, used or intended for use, but not for sale, in connection with the operation of the Hotel, all equipment used in the operation of the kitchen, dining rooms, lounges, bars, laundry, dry cleaners, lobby, reservation desk and all supplies, merchandise, food and beverages held for sale in connection with the operation of the Hotel, which are on hand on the Effective Date; but specifically excluding (i) any Confidential Materials, (ii) any computer hardware, software, or system that is licensed to Seller, and (iii) any Excluded Assets.

     “PR Buyer” shall mean Buyer.

     “PR Hotel” shall mean that certain InterContinental Hotel located in San Juan, Puerto Rico and leased by an affiliate of Manager to an affiliate of Owner pursuant to that certain lease Agreement to be entered pursuant to the terms of the PR Stock Agreement.

     “PR Indemnity” shall mean that certain Indemnity Agreement made by PR Seller and Holiday Hospitality Franchising, Inc. for the benefit of Buyer.

     “PR Lease” shall mean that certain Lease Agreement to be delivered by HPT IHG PR, Inc., as landlord, and InterContinental Hotels (Puerto Rico) Inc., as tenant, in accordance with the transactions described in the PR Stock Agreement.

     “PR Property” shall have the meaning ascribed to the term “Property” in the PR Lease.

     “PR Seller” shall mean Six Continents International Holdings B.V., a Netherlands closed limited liability company.

     “PR Stock Agreement” shall mean that certain Stock Purchase Agreement pursuant to which an affiliate of Manager has agreed to sell the stock of the owner of the PR Property to an affiliate of Owner, as the same may be amended from time to time.

     “Property” shall mean the Real Property, the Leases, the Contracts, the Personal Property and the Other Interests, but specifically excluding any right to or interest in any liquor license and intellectual property rights referenced in Paragraph 5 hereto and other items constituting Excluded Assets.

     “Property Documents” shall mean all books, records and files of Seller and of the Manager for any Property related thereto (other than those books, records or files containing Confidential Materials, provided, however that Seller shall make available extracts of non-confidential information contained in such books, records or files).

     “Purchase Price” is defined in Paragraph 3.2.

     “Real Property” shall mean the Land, including, without limitation, (a) the Hotel and any other buildings located on the Land and all other improvements, (b) all easements and rights-of-way appurtenant to the Land and other easements, rights-of-way, grants of right, licenses, privileges or other agreements for the benefit of, belonging to or appurtenant to the Land whether or not situated upon the Land, including, without limitation, signage rights and parking rights or agreements, all whether or not specifically referenced on Exhibits A-1 to A-12, (c) all mineral, oil and gas rights, riparian rights, water rights, sewer rights and other utility rights allocated to the Land, (d) all right, title and interest, if any, of the owner of the Land in and to any and all strips and gores of land located on or adjacent to the Land, and (e) all right, title and interest of the owner of the Land in and to any roads, streets and ways, public or private, open or proposed, in front of or adjoining all or any part of the Land and serving the Land.

     “Record Exceptions” shall mean all instruments recorded in the real estate records or land titles registry of the County or municipality in which the Land is located which affect the status of title to the Real Property or the Land subject to any leasehold interest evidenced by a Ground Lease.

     “Redondo Beach Crowne Plaza Hotel” shall mean that certain Crowne Plaza Hotel located on that certain tract or parcel of land in Redondo Beach, California, more particularly described on Exhibit A-4.

     “Remove” with respect to any exception to the title of the Real Property, shall mean that Seller causes the Title Company to remove or affirmatively insure over the same as an exception to the Title Policy, to the reasonable satisfaction of Buyer, without any additional cost to Buyer, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

     “Required Removal Items” shall mean, collectively, any Title Objections to the extent (and only to the extent) that the same (a) have not been caused by Buyer or any Buyer’s Representatives, and (b) are either: (i) Liens evidencing monetary encumbrances (other than liens for general real estate taxes or assessments not yet due and payable) which can be Removed by payment of liquidated amounts, (ii) liens or encumbrances (including, but not limited to, monetary liens) created by Seller after the Effective Date and not consented to by Buyer; or (iii) items which Seller has agreed to Remove pursuant to Paragraph 4.3 of this Agreement.

     “Seller” shall mean the Seller referenced in the first paragraph of this Agreement.

     “Seller’s Broker” shall mean The Plasencia Group, Inc.

     “Seller’s (Canada) Knowledge” shall mean the actual (and not the imputed or constructive knowledge) of James P. Manley.

     “Seller’s Liability Limit” shall mean an amount that does not exceed in the aggregate five percent (5%) of the sum of the total allocated values of all the Hotels set forth on Exhibit A-13 to this Agreement and the purchase price of the common stock of the PR Seller as set forth in the PR Stock Agreement, plus $25,000,000.00.

     “Seller’s Knowledge” shall mean the actual (and not the imputed or constructive) knowledge of Robert Chitty, Robert Gunkel, and Thomas Brettschneider (collectively, the “Designated Representatives”).

     “Seller Parties” shall mean and include, collectively, (a) Seller; (b) its counsel; (c) any broker retained by Seller; (d) Seller’s property manager; (e) any direct or indirect owner of any beneficial interest in Seller; (f) any officer, director, employee, or agent of Seller, its counsel, any Broker retained by Seller, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller; and (g) any other entity or individual affiliated or related in any way to any of the foregoing.

     “Seller’s possession”, “in the Seller’s possession” or words of similar import shall be deemed to mean to the extent the material or other item referred to by such phrase is located at the Hotel or in Seller’s corporate headquarters.

     “Seller’s Representatives” shall mean Seller’s officers, employees, agents, advisors, representatives, attorneys, accountants, consultants, investors, contractors, architects and engineers.

     “Seller’s Warranties” shall mean Seller’s representations and warranties set forth in this Agreement and the limited warranty of title set forth in the deed executed by Seller in connection with Closing, as the same may be modified or waived by Buyer pursuant to this Agreement.

     “Survey” shall mean a survey of the Land obtained by Buyer pursuant to Paragraph 4.

     “Tax Year” shall mean the year period commencing on January 1 of each calendar year and ending on December 31 of each calendar year.

     “Tenant” shall mean a tenant under a Lease; collectively, all tenants under the Leases are referred to as the “Tenants”.

     “Terminate” shall mean the termination of this Agreement, by Buyer or Seller as applicable as set forth in this Agreement, in which event thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth in this Agreement expressly survives termination hereof.

     “Title Commitment” shall mean the Commitment of the Title Company to issue the Title Policy relating to Real Property, as applicable, as the same may be updated from time to time.

     “Title Company” shall mean either Fidelity National Title or such other title company selected by Buyer.

     “Title Objections” shall mean any defects in title (including any Record Exceptions which are not acceptable to Buyer) or Survey (including the description of the Land) which may be revealed by Buyer’s examinations thereof to which Buyer timely objects in accordance with the terms of Paragraph 4.3.

     “Title Policy” shall mean the ALTA Owner’s Policy of Title Insurance (or such other comparable form of title insurance policy as is available in the jurisdiction in which the Property is located) issued by the Title Company in the amount of the Purchase Price and in the form of the Title Commitment, and containing such endorsements as reasonably requested by Buyer.

     “Toronto InterContinental Hotel” shall mean that certain InterContinental Hotel located on that certain tract or parcel of land in Toronto, Ontario leased pursuant to that certain Ground Lease dated November 18, 1987 from The Corporation of the City of Toronto, more particularly described on Exhibit A-12 in which the registered leasehold interest thereof is vested in Inter-Continental Holdings (Canada) Inc. and the beneficial leasehold interest thereof is vested in 220 Bloor Street Hotel Inc.

     “Toronto Staybridge Suites Hotel” shall mean that certain Staybridge Suites Hotel located on that certain tract or parcel of land in Markham, Ontario, more particularly described on Exhibit A-11 the registered owner of which is InterContinental Hotels Group (Canada) Inc. and the beneficial owner of which is Staybridge Markham, Inc.

     “Transaction” shall mean the purchase and sale transactions occurring on the applicable Closing Date contemplated by this Agreement.

     “Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, prepared by The Hotel Association of New York City, Inc., in effect as of the date hereof.

     “Unsuitable for Its Permitted Use” shall mean with respect to a Hotel, a state or condition of such Hotel such that (a) following any damage or destruction involving such Hotel, such Hotel cannot be operated in the good faith judgment of Buyer, Seller or Manager on a commercially practicable basis and it cannot reasonably be expected to be restored to substantially the same condition as existed immediately before such damage or destruction and otherwise as required under Article 15 of the Management Agreement, using only the net proceeds of insurance obtained in connection therewith and other funds that Seller or Manager elect to provide pursuant to the terms of Article 15 of the Management Agreement within twelve (12) months following such damage or destruction or such shorter period of time as to which business interruption insurance is available to cover amounts to be paid to Owner under the Management Agreement upon the effectiveness thereof and other costs related to the Hotel following such damage or destruction, or (b) as the result of a partial taking by a Condemnation Proceeding, such Hotel cannot be operated in the good faith judgment of Seller, Buyer or Manager on a commercially practicable basis in light of then existing circumstances.

     “White Plains Crowne Plaza Hotel” shall mean that certain Crowne Plaza Hotel located on that certain tract or parcel of land in White Plains, New York, more particularly described on Exhibit A-3.

1.	Deadlines and Definitions.		2
	1.1	Deadlines	2
	1.2	Definitions	2
2.	Purchase and Sale		2
3.	Purchase Price		2
	3.1	Reserved.	2
	3.2	Purchase Price.	2
	3.3	Purchase Price Allocation.	3
4.	Buyer’s Due Diligence and Inspection Rights; Termination Right.		3
	4.1	Review of Property and Property Documents	3
	4.2	Guidelines for Inspection Rights	3
	4.3	Title and Survey Examination	4
	4.4	As-Is, Where-Is, With All Faults Sale	5
	4.5	Termination Right	6
5.	Covenants.		6
	5.1	Seller’s Covenants: Effective Date to Closing Date	6
	5.2	Seller’s Covenants After the Closing Date	9
	5.3	Bulk Sales	9
	5.4	Approvals and Notifications	9
	5.5	Reserved.	10
	5.6	Reserved.	10
	5.7	Required Work	10
6.	Closing		10
	6.1	Closing Mechanics	10
	6.2	Seller’s Deliveries	11
	6.3	Buyer’s Deliveries	14
7.	Prorations, Credits and Closing Costs.		15
	7.1	Proration Items.	15
	7.2	Closing Statement and Schedules	15
	7.3	Seller’s Closing Costs	15
	7.4	Buyer’s Closing Costs	16
	7.5	Canadian Taxes.	16
8.	Representations and Warranties.		17
	8.1	Seller’s Representations and Warranties	17
	8.2	Reserved.	23
	8.3	Claims of Breach Prior To Closing	23
	8.4	Survival and Limits On Buyer’s Claims	24
	8.5	Buyer’s Representations and Warranties	24
	8.6	Reserved.	25
9.	Casualty and Condemnation		25
	9.1	Major Event	26
	9.2	Closing Despite Casualty/Condemnation	26
10.	Other Conditions to Closing		27
	10.1	Conditions to Buyer’s Obligations	27
	10.2	Conditions to Seller’s Obligations	28
	10.3	Waiver of Conditions	28

	10.4	Additional Austin, InterContinental Closing Conditions	28
	10.5	Additional Atlanta, Airport Holiday Inn Hotel Closing Conditions	29
11.	Transaction Issues: Brokers, Confidentiality and Indemnity.		29
	11.1	Brokers	29
	11.2	Publicity	29
	11.3	Indemnity.	30
	11.4	Employment Indemnity	30
12.	Default At or Prior to Closing.		31
	12.1	Buyer Default	31
	12.2	Seller Default	31
13.	Notices		32
14.	General Provisions.		33
	14.1	Execution Necessary	33
	14.2	Counterparts	33
	14.3	Successors and Assigns	33
	14.4	Governing Law	34
	14.5	Entire Agreement	34
	14.6	Time is of the Essence	34
	14.7	Interpretation	34
	14.8	Survival	35
	14.9	Further Assurances	35
	14.10	Exclusive Application	35
	14.11	Partial Invalidity	35
	14.12	No Implied Waiver	35
	14.13	Rights Cumulative	35
	14.14	Attorney’s Fees	35
	14.15	Waiver of Jury Trial	35
	14.16	Facsimile Signatures	36
	14.17	No Recordation	36
	14.18	Maximum Aggregate Liability	36
	14.19	Exhibits and Schedules	36
	14.20	Jurisdiction	36
	14.21	Interpretation of Agreement after Initial Closing Date	37
	14.22	Currency	37
	14.23	SEC Matters	37
	14.24	Planning Act	37
	14.25	Management Agreement	37
15.	Additional Termination Rights		37
16.	Retention of Hotel Employees		38
17.	On-Going Management of Hotel		38
18.	Deposit		38
	18.1	Deposit	38
	18.2	Delivery at Closing	38
	18.3	Return or Delivery of Deposit Outside Closing	38
	18.4	Stakeholder	39
	18.5	Taxes	39

	18.6	Execution by Escrow Agent	39
	18.7	Buyer’s Termination Rights and Return of Deposit	39
19.	Additional Disclosure Items.		39
	19.1	Industrial Revenue Bond	39
	19.2	Collective Bargaining Agreement	40
20.	Limitation of Liability		40
21.	Nonliability of Trustees		40
22.	Monies from Seller		40